Exhibit 10.1

LEASE

between

THE CONNELL COMPANY

Landlord

and

AUTHENTIDATE HOLDING CORP.

Tenant

Connell Corporate Center III

i

EXHIBITS

Exhibit A	Legal Description of the Land and Site Layout
Exhibit B	Rental Plan showing the Demised Premises
Exhibit C-1	Plans and Specifications
Exhibit C-2	Tenant Workletter
Exhibit D	Rules and Regulations
Exhibit E	Building Janitorial Specifications
Exhibit F	Form of Letter of Credit

SCHEDULES

Schedule I	Entities with Expansion Rights to Additional Fifth Floor Space

LEASE

THIS AGREEMENT OF LEASE (together with all Exhibits and Schedules attached or to be attached hereto, this “Lease”) is dated as of July 5, 2005, between THE CONNELL COMPANY, a New Jersey corporation, whose address is One Connell Drive, Berkeley Heights, New Jersey 07922 (subject to Section 10.04 hereof, “Landlord”) and AUTHENTIDATE HOLDING CORP., a Delaware corporation whose address is Two World Financial Center, 225 Liberty Street, 43rd Floor, New York, New York 10281 (“Tenant”).

Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Demised Premises (hereinafter defined) for the Term (hereinafter defined) at the rent and subject to all of the terms and conditions set forth herein. Intending to be legally bound hereunder and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree with each other as follows:

ARTICLE I. BASIC LEASE INFORMATION

Section 1.01. Building and Land; Real Estate:

The “Building” is Connell Corporate Center III, Three Connell Drive, Berkeley Heights, New Jersey 07922. The “Land” shall mean all that real property which is more particularly described in Exhibit A attached hereto and made a part hereof (such Exhibit A containing both a legal description of the Land and a site layout thereof). The Building and the Land are sometimes referred to collectively herein as the “Real Estate."

Section 1.02. Demised Premises:

The Demised Premises is the portion of the Building leased to Tenant, consisting of 16,078 usable square feet of floor area converted to 19,695 rentable square feet of floor area by multiplying the usable square feet by 122.5%, and located on the fifth floor and designated as “Demised Premises” on the “Rental Plan” (which is attached hereto as Exhibit B). The Demised Premises includes any alterations, additions, improvements or repairs of any nature made thereto. This computation of rentable square footage shall be binding and conclusive on the parties and their successors and assigns.

Section 1.03. Base Rent:

“Base Rent” in the applicable period of the Term of the Lease shall equal the applicable amount set forth below:

(i)	Months 1 through 4: $0.00 per month ($0.00 per rentable square foot of the Demised Premises per annum);

(ii)	Months 5 through 6: $33,754.50 per month, which amount equals the sum of the following amounts:

(a)	$26.00 per rentable square foot per annum on 15,579 rentable square feet of the Demised Premises ($33,754.50 per month), plus

(b)	$0.00 per rentable square foot per annum on 4,116 rentable square feet of the Demised Premises ($0.00 per month),

(iii)	Months 7 through 40: $42,672.50 per month ($26.00 per rentable square foot of the Demised Premises per annum);

(iv)	Months 41 through 76: $45,134.38 per month ($27.50 per rentable square foot of the Demised Premises per annum); and

(v)	Months 77 through 124: $46,775.63 per month ($28.50 per rentable square foot of the Demised Premises per annum);

provided, however, that in all cases Base Rent during any renewal term shall be governed by Section 4.01 hereof.

Base Rent shall be payable per Section 5.01 hereof (it being understood that payment for electricity per Section 8.02 hereof (which, as of the date hereof, is $2,708.06 per month) is an amount in addition to Base Rent).

 Section 1.04. Letter of Credit:

(a) Tenant shall cause an irrevocable, transferable letter of credit, substantially in the form of Exhibit F attached hereto (the “Letter of Credit”), to be issued and outstanding in favor of Landlord, at all times from the later of (x) the date that is thirty (30) days after this Lease is fully executed or (y) the Cut-Off Date (as defined in Section 1.09 below) until sixty (60) days after the expiration or earlier termination of this Lease. Each Letter of Credit shall (i) be issued by a domestic United States financial institution with a credit rating of at least A1 by Moody’s Investors Service, Inc. (“Moody’s”) (or upon modification or replacement of such financial rating system, its then equivalent rating) (the “Required Credit Rating”) and otherwise reasonably acceptable to Landlord (the “Letter of Credit Provider”), (ii) have an expiration date of not earlier than one calendar year following the date of issue, (iii) at all times be in an available amount of not less than the Required Letter of Credit Amount (as defined in Section 1.04(c) hereof), and (iv) provide that during the Term it shall be automatically extended for an additional period of one year from the scheduled expiration date unless at least thirty (30) days prior to such date Landlord receives from the Letter of Credit Provider thereof notice in writing that such Letter of Credit Provider elects not to renew such Letter of Credit for such additional period. If the Letter of Credit Provider elects not to renew such Letter of Credit for such additional period, then Tenant shall cause a new Letter of Credit to be issued in replacement thereof from a Letter of Credit Provider at least fifteen (15) days prior to the expiration date of the existing Letter of Credit.

(b) If, while a Letter of Credit is required to be outstanding hereunder, the financial rating of the Letter of Credit Provider providing the Letter of Credit is less than the Required Credit Rating, then Landlord may require Tenant to provide, and Tenant shall provide, a replacement Letter of Credit issued by a Letter of Credit Provider with a credit rating that meets the Required Credit Rating within thirty (30) days of demand therefor by Landlord, which replacement Letter of Credit shall comply with the terms of Section 1.04(a) hereof, provided that nothing in this Section 1.04(b) shall affect the obligations of Tenant under Section 1.04(a) hereof. Promptly following receipt of such replacement Letter of Credit, Landlord shall surrender the Letter of Credit being replaced to the Letter of Credit Provider thereof.

(c) “Required Letter of Credit Amount” shall mean an amount equal to $512.070.00, as may be adjusted pursuant to the immediately following sentence. Notwithstanding the foregoing, the parties agree that if on the Termination Notice Final Date (as defined in Section 4.03 hereof) (i) Tenant shall not have exercised the Termination Option and (ii) Tenant’s financial condition is then similar (as reasonably determined by Landlord by reference to Tenant’s periodic reports as filed with the U.S. Securities and Exchange Commission) to Tenant’s financial condition as of March 31, 2005, then on the Termination Notice Final Date the Required Letter of Credit Amount shall be reduced to $256,035.00; provided, however, that in no event shall the Required Letter of Credit Amount be reduced to $256,035.00 unless and until Landlord shall have conveyed in writing to Tenant that the condition described in clause (ii) above has been satisfied.

Section 1.05. Term:

The “Term” of this Lease shall commence on the Commencement Date and shall continue for ten (10) years and four (4) months thereafter, unless sooner terminated or renewed in accordance with the provisions of this Lease.

Section 1.06. Tenant’s Pro Rata Share:

For purposes of this Lease, Tenant’s Pro Rata Share shall be the ratio of the total rentable square footage of the Demised Premises to the total rentable square footage of the Building. Landlord and Tenant have determined that Tenant’s Pro Rata Share is 8.066%, calculated as follows: Demised Premises of 19,695 rentable sq. ft. divided by the rental Area of Building of 244,179 sq. ft. = 0.08066 x 100 = 8.066%. This determination of Tenant’s Pro Rata Share shall be binding and conclusive on the parties, and their successors and assigns.

Section 1.07. Temporary Space:

Landlord agrees that it shall provide Tenant, during the period commencing on the later to occur of (x) the date on which this Lease is fully executed or (y) the date which is the first business day after the date this Lease is not subject to being terminated pursuant to Section 1.09 hereof, and continuing up to (but excluding) the Commencement Date (the “Temporary Period”), with temporary space of approximately 5,000 rentable square feet on the fifth floor of the Building which is located within the space which constitutes the Demised Premises, with the specific location of such space to be determined by the mutual agreement of Landlord and Tenant (the “Temporary Space”). Tenant shall have the right to use and occupy the Temporary Space during the Temporary Period, and Tenant’s use and occupancy of the Temporary Space shall be subject to the terms of this Lease to the same extent as if the Temporary Space were the Demised Premises during such Temporary Period (and all of the terms of this Lease shall apply during the Temporary Period); provided however, that notwithstanding anything contained in this Lease, (i) Tenant shall accept the Temporary Space in its “as-is” condition, and Landlord makes no representation or warranty of any kind with respect to the Temporary Space, including without limitation as to whether a Continuing Certificate of Occupancy can be obtained (and Landlord shall not have any obligation to perform any construction or other work on the Temporary Space; it being understood that during the Temporary Period Landlord will be performing the Tenant Work within the Demised Premises), (ii) Tenant’s right to use and occupy the Temporary Space shall be subject to Tenant obtaining, at Tenant’s sole cost and expense, a Continuing Certificate of Occupancy for the Temporary Space, (iii) Tenant shall not be permitted to make any alterations, additions or improvements to the Temporary Space other than as may be reasonably necessary for Tenant to enjoy the use of the Temporary Space for the purposes of operating its business, including without limitation, installing required wiring and cabling for telephones, computer networks and other customary office equipment (provided that any of the foregoing shall only be made in accordance with the terms of this Lease), (iv) Tenant shall not be required to pay any Base Rent or operating costs or taxes for the Temporary Space during the Temporary Period, except that Tenant shall be required to pay Landlord the Tenant electric charge set forth in Section 8.02 of this Lease for such space during such period and (v) for purposes of clarification, Tenant shall be required to maintain the insurance required under this Lease during the Temporary Period. Landlord shall, however, provide all services to the Temporary Space and the Land, including sufficient parking space, and otherwise comply with its obligations under this Lease during the Temporary Period.

Section 1.08. [Intentionally omitted]

Section 1.09. Kemper Termination:

Landlord and Tenant acknowledge that as of the date hereof (i) Landlord is leasing the space described in this Lease as the “Demised Premises” (such space sometimes also referred to herein as the “Kemper Termination Space”), as well as certain other space, to Lumbermens Mutual Casualty Company d/b/a Kemper Insurance Companies (“Kemper”) pursuant to a lease agreement dated as of November 12, 1999 (as amended, the “Kemper Lease”) between Landlord and Kemper, and (ii) Landlord and Tenant are currently in discussions to terminate the Kemper Lease (with respect to the Kemper Termination Space only), effective as of a date which is on or prior to August 1, 2005. In the event that by August 1, 2005 (the “Cut-Off Date”) Landlord shall not have entered into (and received a fully executed copy of) an agreement with Kemper terminating the Kemper Lease with respect to the Kemper Termination Space only, effective as of a date on or prior to August 1, 2005 (in form and substance satisfactory to Landlord in Landlord’s sole discretion, including without limitation, as to the amount (and due date) of the termination payment Kemper is required to pay Landlord in connection with such early termination (the “Kemper Termination Payment”)), then Landlord shall notify Tenant of the same and (unless otherwise agreed to in writing by Landlord and Tenant) effective as of the Cut-Off Date this Lease shall terminate. Landlord makes no representation or warranty of any kind that either of the conditions described in the immediately preceding sentence shall or shall not occur, and Landlord shall not have any liability to Tenant or any other entity in the event that this Lease terminates pursuant to this Section 1.09. In the event of the termination of the Lease pursuant to this Section 1.09, Tenant shall have no liability to Landlord and any provision of this Lease that imposes obligations or liabilities on Tenant with respect to periods subsequent to the termination or expiration hereof shall be void and of no effect.

ARTICLE II. DEFINITIONS.

Section 2.01. As used herein, the terms below shall have the following meanings:

(a) “Appraisal Procedure” shall mean the following: within ten (10) days after the expiration of the fifteen (15) day period specified in Section 4.01(b) hereof, each party shall appoint a disinterested, independent appraiser who is a member of the American Institute of Real Estate Appraisers (or a successor organization or, if none exists, the closest similar organization) and has at least five years experience appraising rental properties in the Berkeley Heights area (which shall include the Route 78 corridor) (an “Appraiser”). Within twenty (20) days after their appointment, the two Appraisers so appointed shall appoint a third Appraiser. If no such third Appraiser is appointed within thirty (30) days after the appointment of the two Appraisers, then either party may apply to the American Arbitration Association ("AAA”) to make such appointment, and both parties shall be bound by such appointment. Each Appraiser appointed pursuant to the foregoing procedure shall be instructed to determine the amount of Market Rent within twenty (20) days after his or her appointment. Each of the three Appraisers shall determine the value of Market Rent applying the parameters set forth in Section 4.01(b). The values of the Market Rent determined by each of the three Appraisers shall then be averaged, the determination which differs most from such average shall be excluded, the remaining two values shall then be averaged, and such average shall be the Market Rent, which shall be final and binding on the parties. The expenses and fees of all such Appraisers shall be shared equally between Landlord and Tenant.

(b) “Assessed Valuation” shall mean (i) the assessed valuation of the Building plus (ii) one-third (1/3) of the assessed valuation of the Land, in each case including any added and/or omitted assessments, and in each case as determined by the real estate tax records of the Township of Berkeley Heights and the real estate tax records of the Borough of Watchung, as applicable.

(c) “Base Rent” shall have the meaning set forth in Section 1.03 of this Lease.

(d) “Base Tax Rate” shall mean the real estate tax rate in effect for the calendar year 2006.

(e) “Building” shall have the meaning set forth in Section 1.01 of this Lease.

(f) “Building Operating Costs” shall have the meaning set forth in Section 5.03(c),(d) and (e) of this Lease.

(g) The “Commencement Date” of this Lease shall be the earliest of (i) the day on which Landlord, having substantially completed Tenant Work, obtains a Certificate of Occupancy for the Demised Premises; or (ii) the day on which Tenant commences to do business in the Demised Premises (in space other than the Temporary Space); or (iii) October 1, 2005; provided, however, that in the event that, due to delay(s) caused by Landlord or an Event of Force Majeure, as defined in Section 20.16 hereof (in each case to which delay(s) Tenant or any of Tenant’s Agents shall not have contributed), Landlord has been unable by October 1, 2005 to cause (1) the Tenant Work to have been substantially completed and (2) a Certificate of Occupancy to have been obtained, then the Commencement Date shall be delayed until the earlier to occur of (x) such substantial completion and Certificate of Occupancy have been obtained or (y) the day on which Tenant commences to do business in the Demised Premises (but in no event shall the Commencement Date continue to be delayed under this proviso if and when such delay is caused by Tenant or any of any of Tenant’s Agents). Notwithstanding the foregoing, the parties agree that in no event shall the Commencement Date be a date earlier than October 1, 2005 (and if the Commencement Date would otherwise have been prior to October 1, 2005 but for this sentence, then the Commencement Date shall be October 1, 2005). For purposes of clarification, it is understood and agreed that Landlord is not making and shall not make any representation or warranty that the Tenant Work shall be substantially completed by (or that a Certificate of Occupancy for the Demised Premises shall be obtained by) October 1, 2005, and Landlord shall not have any liability in the event the Tenant Work is not substantially completed by (or a Certificate of Occupancy for the Demised Premises is not obtained by) such date or any other date. If Landlord is unable to give possession of the Demised Premises on the Commencement Date because of the holding-over or retention of possession of the Demised Premises by any tenant, undertenant or occupant, Landlord shall not be subject to any liability for failure to give possession, the validity of this Lease shall not be impaired under such circumstances, and the Term shall not be extended, but the Rent shall be abated until Tenant is able to obtain possession.

(h) The “Common Area” shall mean, collectively, without limitation, the hallways, entryways, stairs, cafeteria, elevators, driveway, sidewalks, parking areas, loading areas, trash facilities, and all other areas and facilities of the Building and the Land provided from time to time by Landlord for the general use and convenience of Tenant with other tenants and their respective employees, servants, invitees, licensees or other visitors; provided, however, that for purposes of clarification, Common Area (i) shall not include Connell Corporate Center IV or Connell Corporate Center V but (ii) shall include any parking lots, roadways or courtyards located anywhere on the Land.

(i) “Connell Corporate Center IV” shall mean the building located at Four Connell Drive, Berkeley Heights, New Jersey 07922, as designated on Exhibit A attached hereto. For purposes of clarification, any parking lots, roadways or courtyards located anywhere on the Land are not included within the definition of Connell Corporate Center IV.

(j) “Connell Corporate Center V” shall mean the building to be located at Five Oak Way, Berkeley Heights, New Jersey 07922 as designated on Exhibit A attached hereto (it being understood that as of the date hereof, only the foundations of Connell Corporate Center V have been constructed). For purposes of clarification, any parking lots, roadways or courtyards located anywhere on the Land are not included within the definition of Connell Corporate Center V.

(k) “Connell Corporate Park” shall mean the corporate park located in Berkeley Heights, New Jersey which is commonly known as the “Connell Corporate Park.” Connell Corporate Park includes, without limitation, Connell Corporate Center I (located at One Connell Drive), Connell Corporate Center II (located at Two Connell Drive), the Building, Connell Corporate Center IV, Connell Corporate Center V (if and when constructed) and Connell Corporate Center VI (if and when constructed).

(l) “Demised Premises” shall have the meaning set forth in Section 1.02 of this Lease.

(m) “Expiration Date” shall be the last day of the Term. If this Lease shall have been renewed, the Expiration Date shall be the last day of the Term as so renewed. Notwithstanding anything otherwise to the contrary herein, if this Lease is cancelled or terminated prior to the Expiration Date by reason of an Event of Default (as hereinafter defined), Tenant’s liability under the provisions of this Lease shall continue until the date the Term would have expired had such cancellation or termination not occurred unless otherwise provided herein.

(n) “Extra Taxes” shall have the meaning set forth in Section 5.02(b) of this Lease.

(o) “Kemper” shall have the meaning set forth in Section 1.09 hereof.

(p) “Kemper Lease” shall have the meaning set forth in Section 1.09 hereof.

(q) “Land” shall have the meaning set forth in Section 1.01 of this Lease.

(r) “Letter of Credit” shall have the meaning set forth in Section 1.04(a) hereof.

(s) “Mortgage” shall mean any mortgage, deed to secure debt, trust indenture, deed of trust or other security document or instrument which may now or hereafter affect, encumber or be a lien upon the Demised Premises, the Building, the Land, and any spreading agreements, including, without limitation, any renewals, modifications, consolidations, replacements and extensions thereof.

(t) “Mortgagee” shall mean the holder of any Mortgage at any time.

(u) “Operating Increase Amount” shall have the meaning set forth in Section 5.03(a) of this Lease.

(v) “Operating Year” shall mean any calendar year. The “First Operating Year” is the calendar year 2006.

(w) “Parking Area” shall mean those portions of the Land which are designated for parking by Landlord, from time to time. Up to 10% of the parking spaces may be designated reserved by the Landlord; it being understood that Section 8.01(c) hereof sets forth the number of parking spaces designated as reserved for Tenant and the parking ratio for Tenant’s access to parking spaces.

(x) “Plans and Specifications” shall have the meaning set forth in Section 3.01 hereof.

(y) “Real Estate” shall have the meaning set forth in Section 1.01 hereof.

(z) “Real Estate Tax Base” shall mean the dollar amount of real estate tax payable with respect to the Real Estate on an annual basis, determined by multiplying the Assessed Valuation by the Base Tax Rate plus any charges or assessments imposed upon the Real Estate which are reasonably anticipated to continue thereafter (it being understood that the Real Estate Tax Base shall not include any real estate tax which may be imposed on the building value (as opposed to the land value) of Connell Corporate Center IV or Connell Corporate Center V (if and when such building is constructed).

(aa) “Rent” shall mean the aggregate of Base Rent, Tax Increase Amount, Extra Taxes, Operating Increase Amount (each as defined herein) and any other charges payable to Landlord hereunder, including utility charges.

(bb) “Security Deposit” shall have the meaning set forth in Section 16.07(c) hereof.

(cc) “Tax Increase Amount” shall have the meaning set forth in Section 5.02(a) of this Agreement.

(dd) “Tax Year” shall mean any calendar year.

(ee) “Taxes” shall mean all real estate taxes, charges and assessments imposed upon the Real Estate (it being understood that (i) Taxes shall not include any real estate taxes, charges and assessments imposed upon the building portion, as opposed to the land portion, of Connell Corporate Center IV or Connell Corporate Center V if and when such building is constructed and (ii) subject to any Extra Taxes, in determining Taxes attributable to the Land (as opposed to the Building) which shall be allocated to this Lease, one-third (1/3) of the assessed valuation of the Land (times the applicable real estate tax rate), as determined by the real estate tax records of the Township of Berkeley Heights and the real estate tax records of the Borough of Watchung, as applicable, shall be allocated to this Lease). If any franchise, capital stock, capital gains, rent, income, profit or any other tax or charge of any nature whatsoever shall be substituted in whole or in part for the current ad valorem taxes now or hereafter imposed upon the Real Estate due to a change in the method of taxation or assessment, such franchise, capital stock, capital gains, rent, income, profit or other tax or charge shall be deemed included as Taxes.

(ff) “Temporary Space” shall have the meaning set forth in Section 1.07 of this Lease.

(gg) “Tenant’s Agents” shall mean, without limitation Tenant’s employees, servants, representatives, agents, licensees, permitted subtenants and assignees, contractors, heirs, successors, legatees, and devisees.

(hh) “Tenant’s Pro Rata Share” shall have the meaning set forth in Section 1.06 of this Lease.

(ii) “Tenant Work” shall have the meaning set forth in Section 3.01 of this Lease.

(jj) “Term” shall have the meaning set forth in Section 1.05 of this Lease.

(kk) “Termination Date” shall have the meaning set forth in Section 4.03 hereof.

(ll) “Termination Option” shall have the meaning set forth in Section 4.03 hereof.

ARTICLE III. PREPARATION OF THE DEMISED PREMISES.

Section 3.01. Tenant Work:

(a) Tenant shall be responsible for retaining an architect (the “Architect”) to design the interior of the Demised Premises (and Tenant shall be responsible for all costs and expenses of the Architect). Tenant shall cause the Architect to deliver to Landlord complete interior construction drawings, including without limitation layouts and interior specifications and HVAC drawings for the preparation of the Demised Premises, on or before July 15, 2005. Tenant Work shall be performed, and Landlord shall be reimbursed if applicable, in accordance with Exhibit C-2 annexed hereto.

(b) At such time as they become available, the completed interior construction drawings, including without limitation layouts and interior specifications and HVAC drawings for the preparation of the Demised Premises shall be annexed hereto and, as of the date of such annexation, made a part of this Lease as Exhibit C-1 and shall be referred to as the “Plans and Specifications.” The Tenant Workletter, annexed hereto as Exhibit C-2, sets forth in detail the parties’ understanding regarding building standards, Tenant Work and certain other aspects of Tenant Work in the Building.

(c) Construction, according to the Plans and Specifications ("Tenant Work”) shall be carried out and pursued to completion by Landlord, with the cooperation of Tenant. Landlord need not begin Tenant Work until the later of the date hereof and the approval by Landlord of the Plans and Specifications (it being agreed that complete interior construction drawings, including without limitation layouts and interior specifications and HVAC drawings for the preparation of the Demised Premises, shall be required in order for Landlord to determine whether it shall approve the Plans and Specifications). In that connection:

(i). Landlord shall have the sole right to designate general contractors and subcontractors for the Tenant Work.

(ii). Landlord shall apply for all approvals and permits legally required in connection with the performance of Tenant Work. If necessary, Tenant shall join in the execution of the applications, and at Landlord’s request, shall cooperate with the prosecution of the application. Tenant shall bear all fees, costs and expenses in connection with the applications including any reasonable out-of-pocket legal expenses incurred by Landlord in connection obtaining such approvals and permits (it being understood that such fees, costs and expenses will be included in the Tenant Work Allowance described in Exhibit C-2, to the extent such allowance is applicable).

Section 3.02. Tenant’s Early Access:

(a) Landlord shall permit Tenant to enter the Demised Premises before Tenant Work is undertaken during normal Business Hours for the purposes of inspection only, it being understood that the foregoing shall not limit Tenant’s rights to use and occupy the Temporary Space pursuant to Section 1.07 hereof.

(b) If Tenant is permitted access to the Demised Premises prior to the Commencement Date (including, without limitation, pursuant to Section 3.02(a) hereof), it shall be at Tenant’s sole risk. The foregoing license is conditioned upon Tenant’s Agents not interfering with Landlord’s employees, agents, servants, representatives or licensees, or the workmen of any other tenant. This license may be withdrawn by Landlord at any time, upon written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage of any nature whatsoever occurring as a result of early access to the Demised Premises by Tenant or any employee, agent, servant, contractor or representative thereof except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees, agents or other representatives or licensees. Landlord shall have the right to impose such additional conditions on tenant’s early entry as Landlord, in its reasonable discretion, deems appropriate.

(c) Notwithstanding anything contained in this Lease (including, without limitation, Sections 3.02(a) and 3.02(b) hereof), unless otherwise agreed to by Landlord, Tenant shall not have any access to or use of the Demised Premises prior to the date the Kemper Lease is terminated with respect to the Kemper Termination Space; it being understood that prior to the Cut-Off Date Tenant shall be permitted, at such times and in such manner as Landlord so reasonably designates, to inspect the Kemper Relinquished Furniture.

Section 3.03. No Alterations, Repairs or Installations to be Performed by Tenant without Insurance:

Tenant shall not make or cause to be made any alterations, repairs or installations, or perform any other work to or on the Demised Premises or otherwise in connection with this Lease unless Tenant shall obtain, or shall require all its contractors to obtain, and have in force during the performance of such work, public liability and worker’s compensation insurance and other insurance required by Landlord to cover every contractor to be employed, in amounts and with companies reasonably acceptable to Landlord (and Tenant shall furnish certificates evidencing such insurance or copies of such insurance policies to Landlord), and otherwise shall be in compliance with Section 7.03 hereof. Such policies shall be in such amounts and on such terms as is customary in the market for a company of similar net worth as Tenant and reasonably acceptable to Landlord; they shall be non-cancelable without thirty (30) days’ prior notice to Landlord by the insurance company. Tenant shall supply Landlord with certificates evidencing such insurance or copies of the insurance policies described above prior to commencing any alterations, repairs or installations.

Section 3.04. Kemper Furniture.

As of the date hereof it is Landlord’s expectation that, as part of the termination agreement between Kemper and Landlord contemplated in Section 1.09 hereof, Kemper and Landlord will agree that any furniture or other equipment then in the Kemper Termination Space shall not be removed by Kemper or Landlord and shall be considered relinquished by Kemper (any such furniture relinquished by Kemper being referred to as the “Kemper Relinquished Furniture”). Tenant agrees to accept ownership of (and assume all responsibility for) all Kemper Relinquished Furniture (if any) in its as-is condition. The parties agree that Landlord does not make any representation or warranty of any kind as to the Kemper Relinquished Furniture (including, without limitation, as to whether there will be any Kemper Relinquished Furniture).

Section 3.05. No Representation:

Landlord has made and makes no representations, covenants or warranties with respect to the Demised Premises, the Building or the Land, except as expressly set forth in this Lease.

Section 3.06. Tenant Property:

(a) All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed to be the property of Landlord and shall not be removed by Tenant, except as provided in Section 3.06(b) hereof. Further, any carpeting or other personal property in the Demised Premises on the Commencement Date, unless installed and paid for by Tenant, shall be and shall remain Landlord’s property and shall not be removed by Tenant.

(b) All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building and all furniture, furnishings, and other movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of the Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises, resulting from the installation and/or removal thereof.

(c) Notwithstanding anything contained in Sections 3.06(a) and 3.06(b) hereof, the provisions of such Sections 3.06(a) and 3.06(b) shall be subject in all respects to (and shall not in any way affect) the provisions of Sections 7.03 and 7.06 hereof.

ARTICLE IV. OPTION TO RENEW; EXPANSION OPTION; TERMINATION OPTION.

Section 4.01. Option to Renew.

(a) Tenant shall have one option to renew this Lease (a “Renewal Option”) for all (but not less than all) of the Demised Premises on the same terms and conditions and in the manner set forth below, for a term of five (5) years, provided that there has been no Event of Default (or event or condition which, with the passage of time or giving of notice, or both, would constitute an Event of Default) that has occurred and is continuing at the time of exercise of the option and that there have not been repeated recurring Events of Default (whether or not previously cured) during the Term. In the event Tenant desires to elect the Renewal Option, Tenant shall give Landlord written notice of its exercise of the Renewal Option nine (9) months prior to the Expiration Date of the Term. If Tenant fails to timely notify Landlord of its exercise of the Renewal Option, then the Renewal Option shall expire.

(b) Base Rent during the renewal term shall equal the prevailing market rental rate for office space of comparable quality, design and location in the Berkeley Heights area (which shall include the Route 78 corridor) for tenants occupying an amount of space comparable to the amount then leased by Tenant, taking into consideration any concessions (e.g., rent abatement, tenant improvement and other allowances) then being offered by landlords to prospective tenants for comparable space (“Market Rent”). The parties shall negotiate in good faith to establish the Market Rent. If the parties are unable to agree on Market Rent within fifteen (15) days after Tenant gives Landlord its notice exercising the Renewal Option (the “Notice Date”), then the Appraisal Procedure (as defined in Section 2.01) shall be utilized to determine the Market Rent for the Renewal Option.

Section 4.02. Expansion Option.

(a) If during the period commencing on the Commencement Date through to the end of the base Term of this Lease (not including any renewal term) Landlord shall have received or presented a bona fide offer from or to, respectively, a third party (other than (i) Landlord or any of its affiliates or (ii) any existing tenant or subtenant in the Building with respect to any portion of space located on the fifth floor of the Building then under lease or sublease to such tenant/subtenant, whether such offer is pursuant to a renewal option set forth in its lease or sublease, or otherwise) to lease any space on the fifth floor of the Building not under lease to Tenant (all such space on the fifth floor of the Building not under lease to Tenant being referred to herein as the “Additional Fifth Floor Space”), and provided that there has been no Event of Default (or event or condition which, with the passage of time or giving of notice, or both, would constitute an Event of Default) that has occurred and is continuing at the time of exercise of the option, Landlord shall notify Tenant that it has received or presented an offer for such space (the portion of the Additional Fifth Floor Space subject to such offer being referred to herein sometimes as the “Subject Additional Space”; it being agreed that in the event such offer also includes space on another floor in the Building or in another building in Connell Corporate Park, then such additional space in such offer shall be included in the definition of “Subject Additional Space” for purposes of this Section 4.02(a)) and that Tenant may elect to lease all (but not less than all) such Subject Additional Space. Tenant shall have ten (10) business days from receipt of Landlord’s notice to exercise its option to lease such Subject Additional Space, by written notice to Landlord. The parties agree that the Base Rent for the Subject Additional Space shall be an amount equal to the Market Rent (as defined in Section 4.01(b) hereof). The lease of the Subject Additional Space shall include, in addition to such Base Rent, such other terms and conditions (including, without limitation, the lease term) as shall be mutually reasonably acceptable to Landlord and Tenant (it being agreed that to the extent possible such Subject Additional Space shall be on terms and conditions substantially similar to the terms of this Lease, other than with respect to rent, lease term and other economic terms). Notwithstanding anything contained in this Section 4.02(a), (I) in the event Tenant declines to exercise its option described in this Section 4.02(a) with respect to any particular Subject Additional Space (or if Tenant exercises such option but the parties are otherwise unable, after acting reasonably and in good faith, to mutually agree on the terms of the lease of such space within twenty (20) days after Tenant’s exercise of such option) (the date Tenant declines to exercise such option or the expiration of such twenty (20) day period for such space, as applicable, being referred to as the “Market Cut-Off Date” for such Subject Additional Space), then Landlord shall be permitted to enter into a lease agreement covering such Subject Additional Space with any entity (on any terms), without any obligations to Tenant under this Section 4.02(a) with respect to such Subject Additional Space, so long as such lease is entered into during the six (6) month period after the Market Cut-Off Date (it being understood that if Landlord enters into a lease during such six month period and thereafter during the Term such Subject Additional Space again becomes available, then Tenant’s rights (and Landlord’s obligations) under this Section 4.02(a) shall continue for such Subject Additional Space on the terms set forth herein), (II) Tenant shall not have any rights under this Section 4.02(a) so long as Tenant is subleasing (and/or having available for sublease) any portion of the Demised Premises and (III) Tenant’s rights under this Section 4.02(a) with respect to any space shall be subject and subordinate to any expansion rights, existing as of the date this Lease is fully executed, that any other tenants in Connell Corporate Park may have with respect to such space and that are set forth on Schedule I attached hereto.

(b) With respect to available office space in Connell Corporate Park other than the Additional Fifth Floor Space (it being agreed that Landlord’s obligations to Tenant with respect to the Additional Fifth Floor Space are set forth in Section 4.02(a) hereof) Landlord will use good faith efforts to provide Tenant with notice as space in Connell Corporate Park becomes available; provided, however that the failure of Landlord to provide any such notice to Tenant shall not constitute a breach of this Lease by Landlord or subject Landlord to any liability (and nothing in this Section 4.02(b) shall be construed to provide Tenant with any rights to any space in Connell Corporate Park).

Section 4.03. Termination Option.

Tenant shall have one option to terminate this Lease (the “Termination Option”) with respect to all (but not less than all) of the Demised Premises, with such termination being effective on the date which is five (5) years and four (4) months after the Commencement Date (the “Termination Date”), provided that (i) there has been no Event of Default (or event or condition which, with the passage of time or giving of notice, or both, would constitute an Event of Default) that has occurred and is continuing at the time of exercise of the option and (ii) Tenant pays Landlord, at least thirty (30) days before the Termination Date, an amount equal to the Termination Amount. In the event Tenant desires to elect the Termination Option, Tenant shall give Landlord written notice of its exercise of the Termination Option at least twelve (12) months prior to the Termination Date (the date which is twelve (12) months prior to the Termination Date is referred to herein as the “Termination Notice Final Date”). If Tenant fails to timely notify Landlord of its exercise of the Termination Option by the Termination Notice Final Date, then the Termination Option shall expire. The termination of the Lease pursuant to this Section 4.03 shall have the same force and effect as if the Termination Date were the originally scheduled Expiration Date of this Lease and as used elsewhere in this Lease, the term Expiration Date shall be interpreted to include the Termination Date where applicable (it being understood for purposes of clarification that Tenant’s obligation to pay Landlord the Termination Amount shall survive the termination and expiration of this Lease). The term “Termination Amount” means an amount equal to $568,202.00.

ARTICLE V. RENT.

Section 5.01. Base Rent:

Tenant shall pay Base Rent to Landlord, in the amount set forth in Section 1.03, without notice or demand, in equal monthly installments in advance beginning on the Commencement Date. Each subsequent installment shall be due to and received by the Landlord on or before the first day of each month during the Term. Base Rent during partial months of the Term shall be pro-rated.

Section 5.02. Tax Increase Amount:

(a) In addition to Base Rent and all other charges Tenant is required to pay hereunder, Tenant shall pay the Tax Increase Amount (as hereinafter defined) to Landlord as follows:

(i) If the Taxes for any Tax Year during the Term of this Lease shall be greater than the Real Estate Tax Base, then Tenant shall pay to Landlord, as a component of Rent and as provided in Section 5.02(a)(ii) below, the amount (the “Tax Increase Amount”) determined by multiplying the difference between the Taxes for the applicable Tax Year and the Real Estate Tax Base by Tenant’s Pro Rata Share.

(ii) Within one hundred and eighty (180) days after the commencement of each Tax Year after and including the year in which the Assessed Valuation has been established, or as soon as practicable thereafter, Landlord shall submit to Tenant a copy of the bill(s) for the Taxes for such Tax Year and a statement (the “Tax Statement”), which shall indicate: (i) any annual increase in the Taxes, (ii) the effective date of such increase, (iii) the Tax Increase Amount due, if any, and (iv) any Extra Taxes due as set forth below. Tenant shall pay the Tax Increase Amount to Landlord within thirty (30) days after the issuance of the Tax Statement. Any Tax Increase Amount for a period of less than a full Tax Year shall be ratably apportioned.

(b) Tenant shall be liable for any portion of the Taxes, charges and assessments imposed upon the Real Estate during the Term of this Lease which are attributable to extraordinary improvements in the Demised Premises or the Building constructed at Tenant’s expense or for Tenant’s specific benefit and for which the taxing authority has assigned a distinguishable increase in valuation in computing the Assessed Valuation ("Extra Taxes”). Tenant shall pay to Landlord such Extra Taxes within thirty (30) days after issuance of the Tax Statement as set forth above. Any Extra Taxes due for a period of less than a full year shall be ratably apportioned. Tenant shall not be liable for any Extra Taxes attributable to the improvements of any other tenant in the Building.

(c) Tenant’s obligations for payment of Tax Increase Amount or Extra Taxes during the Term shall survive the expiration or early termination of this Lease.

(d) If Landlord shall receive any tax refund or rebate of Taxes in respect of any Tax Year during the Term following the first Tax Year under this Lease, Landlord shall pay to Tenant, from the amount of the Taxes refunded to Landlord, such amount (if any) so that the actual amount of the Tax Increase Amount paid by Tenant for the applicable Tax Year (after subtracting the amount refunded to Tenant pursuant to this Section 5.02(d)) equals the Tax Increase Amount that Tenant would have been required to pay Landlord for such Tax Year if Landlord had received such refund or rebate in that particular Tax Year.

Section 5.03. Building Operating Costs; Adjustments:

(a) Tenant hereby agrees that for each Operating Year during the Term of this Lease for which the Building Operating Costs (as hereinafter defined) budgeted for such Operating Year exceeds the Building Operating Costs for the First Operating Year, Tenant shall pay to Landlord as a component of Rent and in the manner further provided in this Section 5.03, an amount (the “Operating Increase Amount”) determined by multiplying the difference between the budgeted Building Operating Costs for the applicable Operating Year and the Building Operating Costs in the First Operating Year by Tenant’s Pro Rata Share. Within one hundred and eighty (180) days after the commencement of each Operating Year, or as soon as practicable thereafter, except for the First Operating Year, Landlord shall present to Tenant a statement (the “Operating Statement”) showing, inter alia, the Operating Increase Amount, if any, due hereunder (the date upon which the Operating Statement is presented to Tenant being hereinafter referred to as the “Billing Date”). Tenant shall pay the Operating Increase Amount no less frequently than monthly in advance in an amount determined by multiplying the Operating Increase Amount for the applicable Operating Year by one-twelfth (1/12). These monthly payments of the Operating Increase Amount shall be added to and paid simultaneously with the Base Rent. If the total of such monthly payments made by Tenant during any Operating Year is less than the Operating Increase Amount, as shown on the next Operating Statement presented to Tenant, Tenant shall pay the difference to Landlord within thirty (30) days after the Billing Date. If the total of such monthly payments made by Tenant during any year is greater than the Operating Increase Amount, as shown on the next Operating Statement presented to Tenant, Landlord shall refund the excess amount to Tenant within thirty (30) days after the Billing Date. Each Operating Statement shall indicate (i) the Operating Increase Amount for the current year; (ii) the difference between the actual dollar amount of Building Operating Costs and the budgeted Building Operating Costs for the preceding Operating Year; (iii) the total of the monthly payments made by Tenant hereunder for the account of the preceding Operating Year, if applicable; and (iv) the amount of any overpayment or underpayment by Tenant on account of the Operating Increase Amount for the preceding year.

(b) If Tenant disputes the amount or characterization of any item contained in the Operating Statement by giving written notice thereof to Landlord within sixty (60) days of the Billing Date, Tenant shall have the right to designate a firm of independent certified public accountants to audit Landlord’s records upon which the Operating Statement is based, provided Tenant first pays all sums due as shown on the Operating Statement first and such notice identifies with specificity the particular item(s) in the Operating Statement that Tenant believes is/are incorrect. Such audit shall be conducted promptly after Tenant’s notice of dispute is given to Landlord and, unless otherwise specified by Landlord, shall be conducted during regular business hours at the office where Landlord maintains its books and records. The fee for any audit conducted on Tenant’s behalf shall be borne solely by Tenant (subject to the penultimate sentence of this Section 5.03(b)). Landlord shall have the right, at its sole expense(subject to the last sentence of this Section 5.03(b)), to have Tenant’s audit reviewed by a mutually agreed upon third party nationally recognized certified public accountant, whose determination shall be conclusive and binding on both Landlord and Tenant. If, as a result of Tenant’s inspection of Landlord’s books or the audit of Landlord’s records and review by independent certified public accountants, an error is discovered in the Operating Statement, Landlord shall revise the Operating Statement accordingly and any overpayment by Tenant shall be refunded by Landlord to Tenant forthwith and any underpayment shall be paid by Tenant on demand. Any audit and subsequent adjustment in payment shall be deemed to be conclusive of settlement of the dispute. If Tenant does not notify Landlord of a dispute within sixty (60) days of receipt of any Operating Statement, Tenant shall be deemed to have accepted such Operating Statement. Landlord’s records and any information provided by Landlord to auditors pursuant to this Section 5.03(b), and the results of any such audit, shall be and remain confidential and shall not be made available by the auditors or Tenant to any other person or entity. If requested by Landlord, Tenant and its auditor shall, prior to any such audit, execute and deliver to Landlord a confidentiality agreement prepared by Landlord, in favor of Landlord. If the final audit discloses an error in Landlord’s determination of Building Operating Costs in excess of five percent (5%) in Landlord’s favor, then all costs of the audits shall be borne by Landlord. If the final audit discloses that Landlord’s determination of Building Operating Costs was not in excess of two percent (2%) in Landlord’s favor, then all costs of the audits shall be borne by Tenant.

(c) The “Building Operating Costs” shall include each and every expense incurred in connection with the ownership, administration, management, operation, insurance, maintenance and repair of the Real Estate, or reasonably charged by Landlord if Landlord performs management services in connection with the Real Estate, including management, consulting, reasonable legal and accounting fees, and, further, including but not limited to, wages, salaries and fees paid to persons either employed by Landlord or engaged as independent contractors in performing or managing the services related to the Real Estate, and such other typical items of expense as indicated in Subsection (d) below, except as may be included in the exclusions to Building Operating Costs identified in Subsection (e) below. If any person or independent contractor is employed with respect to more properties than the Real Estate, the wages, salaries or fees paid therefor shall be allocated based on time spent by such person or Contractor on matters relating to the Real Estate or the degree of responsibility for the Real Estate compared to the other properties involved.

(d) Some of the typical items of expense which comprise or may comprise the Building Operating Costs are or may be the following, but only to the extent that they relate solely or are properly allocated to the Real Estate:

(i) Repairs and maintenance;

(ii) Utility costs, including but not limited to the cost of electricity to power HVAC units and to heat the Building (both Tenant premises and Common Area) and to light the Common Area;

(iii) Cleaning costs, including but not limited to windows, tenant premises and Common Areas;

(iv) Service contracts including but not limited to elevator, HVAC, janitorial and window cleaning, rubbish removal, exterminating and towel service;

(v) Costs of landscaping and snow removal;

(vi) Cost of redecorating Common Area;

(vii) Wages, salaries and other compensation, including taxes, insurance, retirement, fringe benefits, uniforms payable to employees performing services related to the Real Estate;

(viii) Reasonable fees and other compensation payable to independent contractors or other agents of Landlord performing services related to the Real Estate;

(ix) Cost of Landlord’s insurance, including but not limited to, fire and extended coverage, public liability and property, rental value insurance (including Base Rent, estimated Tax Increase Amount and estimated Operating Increase Amount), elevator, worker’s compensation, boiler and machinery insurance;

(x) Reasonable auditing, accounting, attorneys’ and consultants’ fees and disbursements incurred in connection with the maintenance and operation of the Real Estate;

(xi) A reasonable management fee to compensate Landlord for management services, if Landlord, its employees, agents or servants, perform same, or reasonable and customary fees for management services provided by an independent management company;

(xii) The cost, if any, of non-Tenant area capital improvements installed by Landlord after the completion of the Building as amortized over the useful life of such improvements, with that portion of the cost attributable to any Operating Year to be included in the Building Operating Costs for that Operating Year if such capital improvements are reasonably expected to reduce Building Operating Costs or are required by a governmental authority; and

(xiii) The costs, charges and expenses, if any, incurred by Landlord in connection with any change of any company providing electric service to the Real Estate, including, without limitation, maintenance, repair, installation, and service costs associated therewith.

(e) The term “Building Operating Costs” shall not include or be deemed or construed to include:

(i) Costs incurred in connection with the construction of the Building or the initial development of the Real Estate;

(ii) Costs for which Landlord is reimbursed by its insurer, any tenant’s insurer or any tenant (including costs so reimbursed with respect repairs occasioned by fire or other casualty);

(iii) Costs attributable to leasing of and improvements to the premises of other tenants in the Building, including advertising expenses, legal fees and other costs incurred in leasing space in the Building;

(iv) Costs, expenses or expenditures relating to the duties, liabilities or obligations of other tenants in the Building;

(v) Interest, principal or other payments on mortgages or other debt costs, if any;

(vi) Depreciation on the Building;

(vii) Taxes;

(viii) Leasing commissions;

(ix) Costs which are paid directly by any tenant;

(x) Costs incurred in connection with the construction, if applicable, of Connell Corporate Center V or VI;

(xi) Costs of repairs or restoration necessitated by fire, other casualty or condemnation;

(xii) Salaries and benefits of off-site officers, directors, and executive personnel of Landlord above the level of Building manager;

(xiii) Space planning and architectural fees;

(xiv) Any sums paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship;

(xv) Cost of disputes between Landlord and any third party regarding matters not related to the Building or the Real Estate;

(xvi) Cost of defending any lawsuits with mortgagees;

(xvii) The cost of any HVAC, janitorial or any other service provided to other tenants in excess of that required pursuant to this Lease;

(xviii)Any bad debt losses, rent losses, or reserves for bad debt or rent losses;

(xix) The cost of correcting defects in the original design or construction of the Building, except in each case to the extent Building Operating Costs are otherwise reduced thereby, in which case and to the extent only such items shall be included in Building Operating Costs until their aggregate cost is recouped (it being understood for purposes of clarification that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects for purposes of this clause (xix);

(xx) Cost of any repair made by Landlord to remedy damage caused by, or resulting from, the gross negligence or willful misconduct of Landlord, its agents, servants, contractors, or employees;

(xxi) Costs of any alterations, additions, changes, repairs, replacements or other items which, under generally accepted accounting principles, are properly classified as capital expenses, except to the extent Landlord is expressly allowed to recover such costs under Section 5.03(d)(xii) above, and except to the extent Building Operating Costs are otherwise reduced thereby, in which case and to the extent only such items shall be included in Building Operating Costs until their aggregate cost is recouped;

(xxii) Legal and other professional fees and expenses incurred in preparing, negotiating and executing leases, amendments, terminations and extensions or in resolving any disputes with Tenant or other occupants (unless the resolution of the dispute benefits all tenants of the Building) or enforcing lease obligations of Tenant or other occupants, including, without limitation, court costs;

(xxiii)Expenses incurred by Landlord in connection with the transfer or disposition of the Landlord or Building or any ground, underlying or overriding lease, including, without limitation, transfer, deed and gains taxes;

(xxiv) Fines or penalties incurred by Landlord due to Landlord’s violation of any applicable governmental law, requirement or order;

(xxv) Costs associated with the operation of the business of the entity which constitutes Landlord as distinguished from the costs of operation of the Real Estate, including, without limitation, accounting and legal expense, costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Real Estate or Building, and costs of any disputes between Landlord and its employees or building managers; and

(xxvi) The value or lost income to Landlord of any office space in the Building which is utilized for the managing of the Building.

(f) Landlord and Tenant agree that with respect to all Building Operating Costs, the actual costs thereof for the First Operating Year and for each Operating Year thereafter shall be adjusted to reflect all Building Operating Costs for a full year. Landlord and Tenant further agree that in the event occupancy in the Building during the First Operating Year or any Operating Year thereafter is less than ninety five percent (95%), then Building Operating Costs for the First Operating Year or any other Operating Year, as applicable, shall be “grossed up” to the amount of Building Operating Costs that, using Landlord’s reasonable projections, would normally be expected to be incurred during the First Operating Year or other Operating Year, as applicable, if the Building were ninety five percent (95%) occupied during such First Operating Year or other Operating Year.

(g) Tenant’s obligations for payment of Building Operating Costs during the Term shall survive the expiration or early termination of this Lease for costs incurred during the Term.

(h) The amounts due with respect to any Operating Year pursuant to Sections 5.02 and 5.03 of this Lease shall be aggregated or netted, as applicable, so that only one payment is made, if any, with respect to such amounts.

Section 5.04.  Payment of Rent:

(a) Rent shall be paid without notice, demand, counterclaim, offset, deduction, defense, or, except as expressly provided herein, abatement.

(b) Unless otherwise directed by Landlord to Tenant in writing, all Rent payable under this Lease shall be payable to Landlord by wire transfer in immediately available funds in U.S. Dollars, to the following account: Wachovia Bank, National Association, 190 River Road, Summit, NJ 07901.

(c) If Tenant shall fail to pay any Tax Increase Amount, Operating Increase Amount, Extra Taxes, or any other charges payable hereunder, whether or not the same are called Rent, Landlord shall have all remedies provided for in the Lease or at law as in the case of nonpayment of Base Rent. Tenant’s obligations (accruing during the Term) under Article V and Article XXI hereof shall survive the expiration or earlier termination of this Lease.

ARTICLE VI.  SIGNS

Section 6.01.  Directory:

Landlord shall provide a directory of tenants in the first floor lobby area of the Building.

Section 6.02.  Signs:

(a) Tenant shall have no right to install and maintain a sign on the entrance doorway of the Demised Premises without Landlord’s prior written consent which shall not be unreasonably withheld or delayed. Landlord may permit Tenant to identify its business name by lettering on the exterior of the Demised Premises with Landlord’s prior written consent as to dimensions, material, content, location and design, which consent shall not be unreasonably withheld or delayed.

(b) Tenant shall obtain and pay for all required permits and licenses relating to such sign, if same are required. Copies of all such permits and licenses shall be delivered to Landlord within a reasonable time after they are issued.

(c) Tenant shall not have the right to install or maintain any signs in or at the Real Estate or visible from the outside of the Demised Premises.

(d) Landlord shall have the right to remove any sign in order to paint, or to make repairs, alterations or improvements in or upon the Building or Demised Premises, at its expense upon reasonable prior notice to Tenant. At the expiration of the Term, Tenant shall, at Tenant’s sole cost and expense, remove all signs and restore the area in which they were affixed to a state substantially similar to its prior condition.

ARTICLE VII.  REPAIRS, ALTERATIONS, COMPLIANCE, SURRENDER.

Section 7.01.  Repairs by Landlord:

Landlord shall make or cause to be made necessary repairs to, and maintain, the Common Area, the Building (other than the Demised Premises, except as expressly provided below in this Section 7.01) and the Land in a Class A manner (comparable to that of other similar Class A office buildings in the Berkeley Heights area, which shall include the Route 78 corridor), including, without limitation, that Landlord shall make or cause to be made necessary repairs to the roof of the Building and structural repairs to the foundation, exterior walls, windows, electrical, plumbing and mechanical systems of the Building, and any load-bearing interior walls of the Demised Premises; provided, however, that Landlord’s obligations shall exclude anything caused by (a) any act, omission or negligence of Tenant, Tenant’s agents or invitees; (b) the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease; or (c) any alterations, installations, additions or improvements made or to be made by Tenant. Damage set forth in clauses (a), (b) and (c) in this Section 7.01 will be repaired by Landlord at Tenant’s expense (it being understood that Tenant shall be obligated to notify Landlord in writing if Tenant learns, or is aware, that any damage pursuant to clauses (a), (b) or (c) in this Section 7.01 shall have occurred).

Section 7.02.  Repairs, Maintenance and Improvements by Tenant:

(a) Tenant shall maintain and take good care of the Demised Premises. Tenant, at its expense, shall promptly make all repairs in and about the Demised Premises as shall be required by reason of (i) the performance or existence of Tenant Work performed or to be performed by Tenant, (ii) the installation, use or operation of Tenant’s property in the Demised Premises, (iii) the moving of Tenant’s property in or out of the Building or (iv) the misuse or neglect of Tenant or any of its employees, agents or contractors. Except for repairs Landlord is specifically obligated to make, Tenant, at its expense, shall be responsible for all repairs, maintenance and replacements within the Demised Premises, ordinary wear and tear excepted. Notwithstanding the foregoing, Landlord shall make all repairs required by the occurrence of fire and other casualty as more particularly set forth in Section 12.03 hereof; provided, however, that Tenant shall be responsible for the repair and restoration of Tenant’s improvements to the Demised Premises. Tenant shall notify Landlord in advance of all repairs to be made by Tenant exceeding an amount equal to $0.50 per rentable square feet of the Demised Premises in cost. Tenant shall not remove blinds from windows. In making repairs, Tenant shall observe and comply with all requirements, laws or regulations of any applicable public authority and the terms and conditions of all insurance policies required by Article XIV relating to or affecting the Real Estate.

(b) Tenant shall be responsible and liable for all damages to the Demised Premises the Building or the Land or any part thereof attributable to the fault, negligence, or misuse of Tenant, its agents, employees, servants, contractors, representatives, guests or invitees.

Section 7.03.  Approval by Landlord of Improvements:

Tenant may not make, repairs, alterations, additions or improvements to the Demised Premises, or any part thereof, without the prior written consent of Landlord (not to be unreasonably withheld), if the reasonable cost of such improvements is estimated to exceed an amount equal to $1.00 per rentable square feet of the Demised Premises. Tenant shall have the right to install normal office decorations and to perform cosmetic changes (i.e., recarpeting and repainting) without the Landlord’s consent (but with prior written notice to Landlord). Any permitted alterations shall be performed in a good and workmanlike manner in accordance with all requirements of any applicable governmental authority, the terms and conditions of all required insurance policies and any other provisions relating to Tenant Work herein contained. In no event shall Tenant make any alterations of the outside dimensions of the Building or the existing load-bearing walls and columns, exterior walls, roof, structural ceiling or foundations. Upon Tenant’s surrender of the Demised Premises, Landlord shall have the right to require Tenant to restore the Demised Premises to a state substantially similar to the conditions present (i) prior to any alterations, (ii) as of the Commencement Date or (iii) upon the completion of Tenant Work.

Section 7.04.  Emergency Repairs:

If, in an emergency, it shall become necessary to make any repairs or replacements otherwise required to be made by Tenant, Landlord may enter the Demised Premises, and proceed to make or cause such repairs or replacements to be made at Tenant’s expense. Landlord shall give Tenant telephone notice of such emergency. Within thirty (30) days after Landlord renders a bill for such repairs or replacements, Tenant shall reimburse Landlord for the cost of making such repairs.

Section 7.05.  Electrical Lines

(a) Tenant may not install any electrical equipment that overloads the lines in the Demised Premises, the Building or the Real Estate or which will interfere with the use thereof by other tenants of the Building unless Landlord approves same in the Plans and Specifications or as provided for in Section 7.03 above. If Tenant makes such installation, Landlord may require Tenant, at Tenant’s sole cost and expense, to make whatever alterations and/or repairs are necessary and which are in compliance with the terms and conditions of all required insurance policies and all requirements of applicable governmental authorities. Tenant shall be responsible or liable for all damages anywhere in the Building or with respect to the Real Estate caused by any electrical overload attributable to Tenant.

(b) At all times, Tenant shall provide access for Landlord to trench headers provided that Landlord’s work shall not prevent the conduct of Tenant’s business.

Section 7.06. Surrender of Premises.

On the Expiration Date, Tenant shall quit and surrender the Demised Premises together with all alterations, fixtures (except trade fixtures, it being understood that, if Tenant removes trade fixtures, Tenant shall exercise reasonable care in doing so, and the Demised Premises shall be restored to the condition it was in prior to the installation of the trade fixtures, reasonable wear and tear excepted), installations, additions and improvements which may have been made in, annexed or otherwise attached thereto, broom clean, and in good condition and repair, ordinary wear and tear excepted, and except for damage by fire or other casualty which Landlord is required to repair hereunder, unless Landlord provides otherwise in writing. Notwithstanding anything contained in this Lease, unless otherwise requested by Landlord to Tenant in writing prior to the end of the Term, Tenant shall be required, on or before the end of the Term and at Tenant’s cost and expense, to remove all Atypical Alterations (as defined in below) made in connection with the initial Tenant Work for any of the Demised Premises and to restore such portion of the Demised Premises affected by such Atypical Alterations, and the removal thereof, to the condition prior to such initial Tenant Work and otherwise in the condition required under this Lease. Any personal property of Tenant, or any subtenant or occupant, which shall remain in or on the Demised Premises later than 15 days after the termination of this Lease (except if the Lease is terminating on the natural expiration of the Term or pursuant to Section 4.03 hereof, in which case such 15 day grace period shall not be applicable) and the removal of such Tenant, subtenant or occupant from the Demised Premises, may, at the option of Landlord and without notice, be deemed to have been abandoned by such Tenant, subtenant or occupant, and may either be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. Tenant shall reimburse Landlord for any cost or expense incurred by Landlord in carrying out the foregoing which obligation shall survive the Expiration Date. Landlord shall not be responsible for any loss or damage occurring to any such property owned by Tenant or any subtenant or occupant. An “Atypical Alteration” means, collectively, any alterations, additions or improvements to the Demised Premises which are not typical alterations, additions or improvements found in similar, Class A office buildings occupied by more than one tenant, including by way of illustration only and not of limitation, (i) any wet laboratories or (ii) anything which could materially adversely affect the Robertson underfloor duct system installed in the Building.

ARTICLE VIII.  SERVICES AND UTILITIES

Section 8.01.  Landlord’s Services:

(a) Landlord shall furnish: (i) during Business Hours, heat and air conditioning required for the occupancy of the Demised Premises and the electricity to power same; (ii) access and elevator service including one weekend elevator; (iii) restroom supplies; (iv) cleaning services as set forth in the “Building Janitorial Specifications” (hereinafter so called), annexed hereto as Exhibit E, on weekdays, excluding Holidays and weekends, and (v) such other services as Landlord may set forth from time to time. Landlord shall have the right to reasonably modify the terms and/or frequency of the services so long as (I) such modifications are consistent with the Building being a Class A building (comparable to that of other similar Class A office buildings in the Berkeley Heights area, which shall include the Route 78 corridor)and (II) Landlord gives at least five (5) days’ notice of any changes.

(b) Upon notice to Landlord, Tenant shall have the right to use the Demised Premises beyond Business Hours and on weekends and Holidays upon the express condition that Tenant shall be responsible, at its sole cost and expense, for any and all building services required and attributable to such excess use charged at the rates set forth in Landlord’s Rules and Regulations; provided, however, that notwithstanding anything contained in the Rules and Regulations, (i) Tenant shall not be charged for any such excess use of building services during the period between 9:00 a.m. and 1:00 p.m. on Saturdays, and (ii) the minimum HVAC charge for excess use shall be two (2) hours (not four (4) hours). Payment for excess use of services shall be deemed Rent and shall be paid to Landlord monthly, together with Base Rent for the month immediately following Landlord’s delivery of a statement to Tenant itemizing such additional payments that it believes are attributable to Tenant’s excess usage.

(c) Landlord shall maintain and provide services for the Land and Common Area, including lobbies, stairs, elevators, corridors, restrooms, and Parking Area. Access to the parking in the Parking Area shall be granted 4 cars per each 1,000 rentable square feet (i.e. 79 cars for 19,695 rentable square feet). Landlord will designate ten percent (10%) of the number of parking spaces to which Tenant is granted access pursuant to the preceding sentence (i.e., 8 spaces) as “reserved” for Tenant.

(d) Landlord shall not be liable for any losses or damages caused by interruption of services due to repair, inspection or causes beyond its reasonable control. Tenant shall continue to be responsible for payment of Rent during any period of such interruption. Landlord shall use its best efforts to immediately restore services after interruption. Notwithstanding the foregoing, if the Demised Premises is rendered totally untenantable for five (5) consecutive business days after written notice thereof by Tenant to Landlord due to an interruption of services, the Rent shall be abated during the period of such interruption of services unless such interruption was caused by (i) Tenant, or (ii) by circumstances beyond Landlord’s reasonable control.

(e) Landlord shall maintain a security guard situated in the Building and/or the site servicing the Building, twenty-four (24) hours per day, seven (7) days per week. In the event a security guard is not situated in the Building, then Landlord shall provide other reasonable limitations on access to the Building (such as a card access system).

Section 8.02.  Electricity:

(a) Landlord shall furnish the electricity Tenant shall require in the Demised Premises for heating and air conditioning during Business Hours at no extra cost (subject to adjustments under Section 5.03 or otherwise provided herein). Tenant shall pay to Landlord, as a component of Rent, the sum of One Dollar and Sixty-Five Cents ($1.65)/rentable sq. ft./yr. in advance on a monthly basis together with Base Rent. This sum shall represent the cost of all electricity furnished to Tenant at the Demised Premises, other than for heating and air-conditioning, based on 6.5 watts/useable sq. ft.

(b) If the Plans and Specifications submitted in connection with the Tenant Work or any alterations or improvements undertaken by Tenant during the Term anticipate extra electric usage based on either substantially greater needs than 6.5 watts/useable sq. ft. or regular usage beyond the Building Business Hours, the amount charged to Tenant as set forth in paragraph (a) above shall be adjusted to reflect such additional usage.

(c) The amount payable by Tenant as set forth in paragraph (a) above may be adjusted when the rate charged Landlord by the local electric company is modified between the execution of this Lease and the Commencement Date and further adjusted from time to time to the reflect changes in the rate charged Landlord subsequent to the Commencement Date, and may be further adjusted from time to time to reflect Tenant’s electric usage (other than for heating and air-conditioning) beyond Business Hours.

(d) Subsequent to Tenant’s having taken occupancy and commenced use of the Demised Premises, Landlord or Tenant may cause a survey to be made by an independent electrical engineer or other qualified person of the estimated use of electricity on the Demised Premises (other than for heat and air conditioning). The $1.65/rentable sq. ft./yr. charge set forth in paragraph (a) above shall be adjusted not more frequently than annually to reflect the outcome of this survey. The cost of preparing the survey shall be included in Building Operating Costs if undertaken by Landlord. Tenant shall pay for the survey if it undertakes to cause same to be made.

(e) If Landlord or Tenant elects to do so (upon notice to the other), Landlord shall (at the electing party’s cost) install an electric meter to measure the electricity actually consumed on the Demised Premises at any time, provided the local electric utility company so permits. Tenant shall pay for its electrical usage based on metering to Landlord on a monthly basis together with Base Rent, at the rate applicable to Landlord, in lieu of the charge set forth in paragraph (a) above.

(f) Landlord currently uses a certain utility company to provide electricity service for the Real Estate (the “Current Electric Service Provider”). Notwithstanding the foregoing, if permitted by applicable law, Landlord shall have the right at any time and from time to time during the Term of this Lease to either contract for services from a different company or companies providing electricity service (each such company being referred to as an “Alternate Service Provider”) or continue to contract for service from the Current Electric Service Provider. Tenant shall cooperate with Landlord, the Current Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Current Electric Service Provider and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Demised Premises.

ARTICLE IX.  USE AND OPERATION

Section 9.01.  Use:

Tenant shall use the Demised Premises for general offices and for no other purpose (it being agreed that Tenant may install microwave ovens (for the heating of food), coffee pots and similar appliances in employee break areas within the Demised Premises). Tenant shall comply with all applicable zoning regulations or requirements and all other laws, rules, regulations and ordinances of any governmental entity having jurisdiction over the Real Estate (including, without limitation, environmental laws and regulations), as well as all the requirements set forth in Article XXI.

Section 9.02.  Rules and Regulations Established by Landlord:

The rules and regulations of the Landlord in effect as of this date are set forth in Exhibit D annexed hereto. Tenant shall observe all such rules and regulations, and all other rules and regulations established by Landlord from time to time for the Building and the Real Estate (collectively, the “Rules and Regulations”). Tenant shall be given at least five (5) days’ notice of any changes therein. In the event of any conflict between the terms of this Lease and the Rules and Regulations (or any other Exhibit attached hereto), this Lease shall control.

Section 9.03.  Restriction on Tenant’s Activities

(a) Garbage:

(i) Tenant shall handle and dispose of all rubbish and garbage in accordance with the Rules and Regulations established by Landlord.

(ii) Landlord shall provide rubbish and garbage removal in accordance with the cleaning specifications incorporated as part of Exhibit E.

(iii) Tenant shall arrange for the prompt removal of any rubbish and garbage in excess of the quantity to be disposed of by Landlord pursuant to the cleaning specifications set forth in Exhibit E at Tenant’s sole expense.

(b) Plumbing Facility Use: Tenant shall not use the plumbing facilities of the Demised Premises or the Building for any purpose other than those for which they are intended. Tenant may not dispose of any substances therein which may clog, erode or damage the pipelines and conduits of the Demised Premises, the Building or the Land.

(c) Floor Load: Tenant shall not install, operate of maintain in the Demised Premises any heavy item of equipment which exceeds the floor load of one hundred (100) pounds per square foot without Landlord’s written consent.

(d) Exterior Walls or Roof:  Tenant shall not use all or any portion of the roof or exterior walls of the Demised Premises or the Building for any purpose.

Section 9.04.  Illegal Purposes:

Tenant shall not use or permit the use of the Demised Premises for any illegal trade, manufacture, or other business, or for any other illegal purpose.

ARTICLE X.  TRANSFER OF INTEREST; PRIORITY OF LIEN.

Section 10.01.  Assignment, Subletting, etc.:

(a) Tenant may sublet the Demised Premises or assign this Lease to its parent corporation or any affiliate or subsidiary of Tenant without Landlord’s consent so long as Tenant continues to be primarily liable and responsible for the performance of all obligations under this Lease.

(b) Tenant shall not sublet the Demised Premises or any part thereof, nor assign, transfer, mortgage or hypothecate, or otherwise encumber this Lease or any interest therein, nor grant concessions or licenses for the occupancy of the Demised Premises or any part thereof to any unaffiliated company without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and any unauthorized subletting, assignment, transfer or other similar such action shall be deemed null and void and of no effect. The provisions of this Section 10.01 shall not prohibit the assignment of this Lease by Tenant to a successor of Tenant by merger or consolidation or the purchaser of all or substantially all of Tenant’s assets, provided that in any of such case (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of the original Tenant on the date of this Lease and (ii) the successor assumes in writing Tenant’s obligations under this Lease in a manner reasonably satisfactory to Landlord. Upon the return of the Demised Premises, all terms and conditions of this Lease shall be null and void, except for those provisions of the Lease which shall survive the Expiration Date, as herein provided.

(c) Without limiting the foregoing, Landlord may, in its sole determination, withhold approval to a transfer, assignment or subletting under Paragraph (b) above (other than an assignment to a successor by merger, consolidation or purchaser of assets of Tenant as provided in Section 10.01(b) hereof), under the following conditions:

(i) The financial condition of the subtenant or other user is, in Landlord’s reasonable opinion, not consistent with the financial condition of other tenants and subtenants at Connell Corporate Park.

(ii) The proposed use of the Demised Premises by the subtenant or other user would be prejudicial to the safety, character, reputation and interests of the Building and its tenants or contrary to any zoning ordinance or law, rule, regulatory or ordinance promulgated by any governmental authority.

(iii) The subtenant’s or other user’s occupancy of the Demised Premises will cause excessive demands on the Real Estate by using the Demised Premises in a manner inconsistent with general office use typical in Connell Corporate Park.

(iv) The subtenant or other user is already a Tenant in the Building, provided Landlord has comparable available space in the Building.

(d) Tenant shall remain primarily liable for all obligations of this Lease in the event it sublets or assigns all or any portion of the Demised Premises.

(e) A subtenant or assignee shall not have the rights to renewal of the Lease of the Demised Premises provided herein or the expansion option provided herein, unless otherwise agreed to in writing by Landlord.

(f) Notwithstanding anything contained in Section 10.01 hereof, any subtenancy arrangement permitted under this Section 10.01 shall be pursuant to a written agreement in form and substance satisfactory to the Landlord and subject to Landlord’s written approval (the “Sublease”) containing terms not inconsistent with the terms of this Lease and complying with the following requirements

(i) The Sublease shall be subject and subordinate to the terms of this Lease. Subtenant shall acknowledge that it has reviewed and agreed to all of the terms of this Lease, and shall agree in the Sublease not to do, or fail to do, anything that would cause Tenant to violate any of its obligations under this Lease.

(ii) The Sublease shall contain a waiver of subrogation against Landlord and shall require the subtenant’s insurance policies to acknowledge such waiver of subrogation.

(iii) The Sublease shall prohibit a sub-sublease of the Demised Premises or the assignment of the Sublease by subtenant, without first obtaining Landlord’s written consent, which consent may be granted or withheld by Landlord consistent with the standards for subleasing set forth in this Section 10.01.

(iv) The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates prior to its scheduled expiration date. The Sublease shall require subtenant to execute an attornment agreement, if Landlord, in its sole discretion, shall elect to have the Sublease continue beyond the date of termination this Lease. Such attornment agreement shall be in form and content acceptable to Landlord.

(v) The Sublease shall provide that unless and until such time as an attornment agreement is executed by subtenant pursuant to clause (iv) above, nothing contained in the Sublease shall create or shall be construed or deemed to create privity of contract or privity of estate between Landlord and subtenant.

(vi) The Sublease shall provide that (x) nothing in the Sublease shall amend or shall be construed or deemed to amend this Lease and (y) Tenant and subtenant shall not amend the Sublease without Landlord’s written consent.

(vii) The Sublease shall contain such other terms as Landlord may reasonably require.

Section 10.02.  Subordination:

(a) At Landlord’s election, this Lease shall be subordinate or superior to the lien of any present or future mortgage irrespective of the time of recording of such mortgage. Landlord may exercise such election by giving notice thereof to Tenant. At the election of Landlord, this clause shall be self-operative and no further instrument shall be required. Upon Landlord’s request, at any time and from time to time, Tenant shall (a) confirm in writing and in recordable form that this Lease is so subordinate or so paramount to the lien of any mortgage and/or (b) execute an instrument making this Lease so subordinate or so paramount (as Landlord may elect) to the lien of any mortgage, in such form as may be required by an applicable mortgagee. The exercise of any of the elections provided in this Section shall not exhaust Landlord’s right to elect differently thereafter, from time to time.

(b) Landlord shall use its best efforts to obtain from any Mortgagee a non-disturbance agreement in favor of the Tenant which recognizes this Lease and agrees not to disturb Tenant’s possession of the Demised Premises as provided in this Lease, in each case for so long as the Tenant is not in default under this Lease, and provided the Tenant agrees to attorn to the said Mortgagee in the event it comes into possession of the premises.

(c) Landlord shall have the right to assign Tenant’s Rent payments to any Mortgagee. Upon prior written notice from Landlord, Tenant shall make payments directly to such assignee.

Section 10.03.  Attornment:

If the Demised Premises, the Building or the Land are encumbered by a Mortgage and such Mortgage is foreclosed, or if same are sold pursuant to such foreclosure or by reason of a default under said Mortgage, (a) Tenant shall not disaffirm this Lease or any of its obligations hereunder, and (b) at the request of the applicable Mortgagee or purchaser at such foreclosure or sale, Tenant shall attorn to such Mortgagee or purchaser and may execute a new lease for the Demised Premises setting forth all of the provisions of this Lease (including the covenant of quiet enjoyment) except that the term of such new lease shall be for the balance of the Term.

Section 10.04.  Transfer of Landlord’s Interest:

The term “Landlord” as used in this Lease means only the owner or the mortgagee in possession of the Demised Premises, the Building or the Real Estate for the time being. In the event of any sale (including any sale-leaseback) of the Demised Premises, the Building or the Real Estate, Landlord shall be and hereby is entirely freed and relieved of all of its covenants, obligations and liability hereunder, provided the transferee assumes all of Landlord’s obligations hereunder. This subsection shall be applicable to each owner from time to time, and shall not be limited to the first owner of the Demised Premises, the Building or the Real Estate.

Section 10.05.  Mortgagee’s Rights:

If Landlord shall notify Tenant that the Demised Premises, the Building or the Land are encumbered by a Mortgage and in such notice (a) set forth the name and address of the Mortgagee thereof and (b) direct Tenant to provide Mortgagee with a copy of notices delivered by Tenant, then, notwithstanding anything to the contrary contained herein, no notice intended for Landlord shall be deemed properly given unless a copy thereof is simultaneously sent to such Mortgagee by certified or registered mail, return receipt requested or other method of delivery that Tenant may use hereunder. If any Mortgagee shall perform any obligation that Landlord is required to perform hereunder, such performance by Mortgagee, insofar as Tenant is concerned, shall be deemed performance on behalf of Landlord and shall be accepted by Tenant as if performed by Landlord.

ARTICLE XI.  COMMON AREA

Section 11.01.  Use of Common Area:

During the Term, the following privileges to use certain portions of the Real Estate in common with Landlord and any designee of Landlord, subject to the terms of this Lease and Landlord’s Rules and Regulations, are hereby granted to Tenant:

(a) the non-exclusive license to permit its employees, agents and invitees to use the Common Area as defined under 2.01; and

(b) the non-exclusive privilege to permit its employees, agents and invitees to use the entrance and exit ways designated by Landlord from time to time for access to the Demised Premises from a public street or highway adjacent to the Real Estate through the appropriate entrances and exits so designated.

Section 11.02.  Landlord’s Rights:

Notwithstanding anything to the contrary contained herein and provided that the exercise of such rights shall not unreasonably interfere with Tenant’s access to the Demised Premises or unreasonably interfere with the rights granted to Tenant under this Lease, Landlord shall have the right:

(a) to close all or any portion of the Common Area including the Parking Area to such extent as may, in the opinion of Landlord’s counsel, be necessary to prevent a dedication thereof or the accrual of any rights of any person or the public therein; provided, however, that with respect to any closure of the Parking Area, Landlord provides an equivalent amount of substitute parking;

(b) to close all or any portion of the Common Area;

(c) to prohibit parking or passage of motor vehicles in areas previously designated for such and to change the location of exclusively marked parking spaces provided Landlord provides an equivalent amount of substitute parking;

(d) to temporarily close any of the Common Area for repair, maintenance, alteration or improvements;

(e) to build additions to the Building or erect additional buildings on the Common Area or the Land;

(f) to create paths, walks or other means of cross access through the Land.

Landlord will give Tenant reasonable advance notice of any contemplated stoppage of any service or amenity of the Real Estate or Building and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Section 11.03.  License Numbers:

In order to restrict the use by Tenant’s employees of areas designated or which may be designated by Landlord as handicapped, reserved or restricted Parking Areas, Tenant agrees that it will, at any time requested by Landlord, furnish Landlord with the License numbers of any vehicle of Tenant and Tenant’s employees or agents.

Section 11.04.  Landlord’s Obligation with Respect to Parking Area:

Throughout the Term, Landlord shall keep the Parking Area properly paved and in good order and repair, properly drained and shall provide painted stripes to designated parking spaces. After the end of a snowfall, Landlord will commence to remove accumulated snow and ice from the Parking Area and diligently prosecute the same to completion so that, to the extent practicable, the Parking Area shall be reasonably free of snow and ice. Landlord may deposit accumulated snow on such portions of the Common Area as may be necessary under the circumstances. If any ice cannot be removed with reasonable effort on the part of Landlord, it will be sufficient for Landlord to spread sand and other abrasive substances over the ice.

ARTICLE XII.  DESTRUCTION OR DAMAGE.

Section 12.01.  Rent Abatement:

If the Building or Demised Premises shall be partially damaged or destroyed by fire or other casualty not attributable to the fault, negligence or misuse of Tenant, its agents or employees, the Rent payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable and for the period from the date of such damage or destruction to the date the Demised Premises is rendered tenantable. Should Tenant reoccupy a portion of the Demised Premises during the period any restoration work is taking place and prior to the date same is made completely tenantable, Rent allocable to such portion shall be payable by Tenant from the date of such partial occupancy.

Section 12.02.  Option to Terminate:

If the Building or the Demised Premises shall be damaged or destroyed by fire or other casualty (in the former case, whether or not the Demised Premises are damaged or destroyed) so as to require an expenditure in Landlord’s reasonable opinion of more than 40% of the full insurable value (determined prior to the casualty) of the Building or Demised Premises as the case may be, then in either such case, Landlord may terminate this Lease by giving Tenant written notice within ninety (90) days after the date of the casualty, specifying the date of termination of this Lease. In such event, Tenant shall forthwith quit, surrender and vacate the premises without prejudice, however, to Landlord’s rights and remedies against Tenant as of the date of termination or as to those rights which survive such termination. In the event of termination, the Rent payable hereunder shall be abated from the date of damage or destruction and subject to the previous sentence, Tenant shall have no liability to Landlord for Rent with respect to periods subsequent to the termination of the Lease.

Section 12.03.  Landlord’s Obligation to Rebuild:

If all or any portion of (a) the Demised Premises or access thereto or (b) portions of the Building affecting Tenant’s enjoyment of the Demised Premises, is damaged by fire or other casualty and if Landlord has not elected to terminate this Lease, Landlord shall, promptly after such occurrence, use commercially reasonable efforts to repair or rebuild the Demised Premises, Building or such portion or access thereto to substantially its condition immediately prior to the Commencement Date to the extent permitted by applicable laws. Tenant may terminate this Lease by giving written notice to Landlord, if Landlord has not commenced the required repairs within ninety (90) days or has not restored and rebuilt the Demised Premises as herein provided within twelve (12) months from the date of such damage or destruction and such delay is due to Landlord’s fault. Landlord shall not be obligated to expend in such repair or rebuilding any sums greater than the proceeds of any insurance policy carried by Landlord or for Landlord’s benefit.

Section 12.04.  Landlord’s Liability:

Landlord shall not be obligated to pay any damages, compensation or claim for inconvenience, loss of business or annoyance arising from any casualty, or repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article.

ARTICLE XIII.  CONDEMNATION.

Section 13.01.  Definitions:

As used herein, the following words have the following meanings:

(a) Taking: The deprivation of or damage to the Demised Premises, the Building or the Land or any portion thereof, as the result of the exercise by a governmental authority of any power of eminent domain, condemnation, or the purchase by purchaser under threat thereof.

(b) Taking Date: With respect to any Taking, the date on which the condemning authority or purchaser under threat shall have the right to possession of the Demised Premises, the Building or the Land or any portion thereof.

(c) Award: The proceeds of any Taking, less all expense in connection therewith, including reasonable attorneys’ fees.

Section 13.02.  Taking of Demised Premises:

(a) In the event of a Taking of the whole of the Building, Land or a substantial portion of the Demised Premises, other than a Taking for temporary use, this Lease shall automatically terminate as of the Taking Date. Temporary use shall be considered to be a use not exceeding, or not reasonably expected to exceed from the first day of Taking, one hundred eighty (180) days.

(b) In the event of a Taking of 40% of the Building, 40% of the Land or 50% of the Demised Premises, Landlord, at its sole option, may terminate this Lease by giving written notice to the other party anytime between the period three (3) months prior to the Taking Date and three months after such date. The termination of the Lease shall be effective three months after such notice is received or such earlier date as mutually agreed to in writing between Landlord and Tenant. Tenant shall have no liability to Landlord for Rent with respect to periods subsequent to the termination of the Lease pursuant to this Section 13.02 (it being understood for purposes of clarification that the foregoing shall not affect those rights or obligations which by the terms of this Lease survive termination of this Lease).

Section 13.03.  Taking for Temporary Use:

If there is a Taking of the Demised Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with all the provisions thereof, except as such compliance shall be rendered impossible or impracticable by reason of such Taking. Rent shall be abated during the course of such Taking to the extent and for the period of time that the Demised Premises shall have been rendered untenantable.

Section 13.04.  Disposition of Awards:

All Awards shall belong to Landlord without any participation by Tenant. Tenant shall have the right to make an independent claim against the applicable governmental authority for the cost of Tenant’s furniture, fixtures, unamortized value of Tenant’s leasehold improvements (but only to the extent such value exceeds the Tenant Work Allowance) and moving expenses in connection with such Taking; provided that such independent claim does not affect the Award to Landlord.

ARTICLE XIV. TENANT’S INSURANCE.

Section 14.01. General Insurance:

(a) At all times during the Term of this Lease, Tenant shall carry and maintain, at Tenant’s expense, the insurance required hereunder, in the amounts specified in this Article (and without any deductible) or such other amounts and in form and substance as Landlord may from time to time reasonably request, issued by an insurance company reasonably satisfactory to Landlord. Upon the execution of this Lease, and from time to time as requested by Landlord, Tenant shall deliver to Landlord certificates of all insurance policies required to be carried hereunder with evidence of payment of applicable premium. All policies shall name Landlord, Landlord’s direct and indirect subsidiaries, divisions and affiliates, Landlord’s members, if applicable, and all mortgagees, as additional insureds.

(b) Each policy so issued shall expressly provide: (i) that it may not be cancelled for nonpayment, or for other reason without thirty (30) days’ advance written notice to Landlord; (ii) that the insurance company shall not fail to renew the policy without thirty (30) days’ advance written notice to Landlord; (iii) that no material change may be made in the policy; and (iv) that it is not subject to invalidation as to Landlord’s interest by reason of any act or omission of Tenant.

(c) The term “insurance policy” shall include any extensions or renewals of such insurance policy.

(d) Landlord shall maintain insurance coverage for the Building and Land as it deems necessary, and Tenant shall not do or permit to be done any act or thing upon the Real Estate which would (i) jeopardize or be in conflict with fire insurance policies covering the Building and fixtures and property on the Land, (ii) increase the rate of fire or other casualty insurance applicable to the Real Estate to a rate higher than it otherwise would be for general office use of the Building, or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation Tenant carries on upon the Real Estate.

Section 14.02. Liability Insurance:

Tenant shall provide on or before it enters the Demised Premises for any reason and shall keep in force during the Term for the benefit of Landlord and Tenant, liability insurance naming Landlord and any designee of Landlord as additional insureds. The policy shall protect Landlord, Tenant and any designee of Landlord against any liability occasioned by any occurrence on or about the Demised Premises or any appurtenance thereto or arising from any of the items indicated in Section 15.01 against which Tenant is required to indemnify Landlord. Such policy is to be written in a combined single limit of at least $1,000,000.00 for injury or death to one or more than one person arising from any one occurrence and in the amount of $1,000,000.00 with respect to property damages. In addition, Tenant shall maintain and provide a $10,000,000.00, umbrella policy on terms Landlord specifies.

Section 14.03. Fire Insurance:

Tenant shall insure and keep its equipment, personal property and all leasehold improvements benefiting the Demised Premises or elsewhere on the Real Estate insured against damage by fire, water and other casualties and risks covered by “All Risk” insurance. Landlord will not carry insurance of any kind on Tenant’s equipment or personal property, and, except as provided by law or by reason of its fault or its breach of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same.

Section 14.04.  Worker’s Compensation Insurance:

Tenant shall maintain worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the applicable worker’s compensation laws.

Section 14.05.  Other Insurance:

Tenant shall carry insurance against such other hazards and in such amounts as may be customarily carried by tenants of similar properties, as Landlord may reasonably require for its protection from time to time.

Section 14.06.  Waiver of Subrogation:

Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents from liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid and collectible fire insurance policy with standard extended coverage endorsement, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for, whom such party may be responsible to the extent of insurance proceeds. Landlord and Tenant each agrees that any fire and extended coverage insurance policies carried by each of them respectively and covering the Demised Premises or their contents will include such a clause or endorsement.

Section 14.07. Insurance Rate:

If, as a direct result of (a) any act or omission by Tenant or violation of any terms of this Lease; (b) the use to which Tenant has put Demised Premises; or (c) Tenant’s failure to comply with Landlord’s insurance requirements, Landlord’s insurance rates applicable to the Real Estate are raised, Tenant shall reimburse Landlord, on demand, for the increased cost of Landlord’s insurance premiums, which comprise part of Rent. For the purposes of this Section, any finding or schedule of the fire insurance rating organization having jurisdiction over the Real Estate shall be deemed to be conclusive.

Section 14.08.  Toxic Materials:

Tenant will not store, use, generate, manufacture, produce, release, discharge or dispose of any toxic or hazardous materials in, on, or about the Demised Premises or the Real Estate. Tenant will be solely responsible for and will defend, indemnify and hold Indemnified Parties (as defined in Section 15.01(a) of this Lease) from and against all claims, judgments, actions, costs, penalties, damages and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s (and its agents’) storage, use and disposal of toxic and hazardous materials. Tenant will be solely responsible for and will defend, indemnify and hold Indemnified Parties harmless from and against any and all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, clean-up and restoration work and materials necessary to return the Demised Premises and any other property of whatever nature located on the Real Estate to the condition existing prior to such storage, use, generation, manufacture, production, release, discharge or disposal of toxic or hazardous materials. Tenant’s obligations under this Section will survive the termination of this Lease.

ARTICLE XV. INDEMNIFICATION AND LIABILITY

Section 15.01.  Indemnification

(a) Tenant hereby indemnifies and agrees to defend and hold Landlord, its affiliates and each of their respective shareholders, members, officials, directors, employees, representatives, servants and agents, and any Mortgagee (each, an “Indemnified Party” , and collectively, the “Indemnified Parties”) harmless from and against any and all claims, suits, proceedings, fees, penalties, actions, causes of action, responsibilities, liabilities, payments, demands and expenses (including attorneys’ fees and disbursements) of any nature whatsoever relating to or arising from:

(i) Tenant’s possession, use, occupation, management, repair, maintenance or control of the Demised Premises, the Building or the Land, or any portion thereof (including, without limitation, any injury or damages to person(s) or property or loss of life sustained in or about the Demised Premises, the Building or the Land);

(ii) any act, omission or negligence of Tenant, Tenant’s employees, agents, invitees or visitors;

(iii) any default, breach, violation or nonperformance of this Lease or any provision therein by Tenant.

Tenant shall defend any actions, suits and proceedings which may be brought against any Indemnified Party with respect to the foregoing or in which they may be impleaded. Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against any Indemnified Party in connection with the foregoing.

(b) The rights to indemnification set forth in this Section 15.01 shall be in addition to and not in lieu of any other rights to indemnification set forth in this Lease, and shall survive the Expiration Date or other termination hereof. Landlord (on behalf of itself and any applicable Indemnified Party) shall promptly notify Tenant of any claims for which Landlord seeks indemnification pursuant to this Section 15.01. Notwithstanding anything else set forth in this Section 15.01, Tenant shall not be required to provide any indemnity to the Indemnified Parties for damage or injury to the extent caused by or arising from the gross negligence or willful misconduct of the Landlord or any of the other Indemnified Parties.

Section 15.02.  Waiver and Release:

(a) Tenant hereby waives and releases all claims against Landlord with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

(b) Tenant will not be entitled to make, nor will Tenant make, any claim, and Tenant waives any claim, for money damages (nor will Tenant claim any money damages by way of setoff, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or providing for such consent or approval. Tenant’s sole remedy will be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

Section 15.03.  Liability of Landlord:

(a) Neither Landlord nor any agent or employee of Landlord shall be liable to Tenant for (i) any injury or damage to Tenant or to any other person or (ii) any damage to, or loss (by theft or otherwise) of, any property of Tenant or any other person, irrespective of the cause of such injury, damage, or loss, unless in either case (i) or (ii) above, to the extent caused by or due to the willful misconduct or gross negligence of Landlord, its agents or employees.

(b) Landlord, and (in case Landlord shall be a joint venture, limited liability company, partnership, tenancy-in-common, association or other form of joint ownership) the members of any joint venture, limited liability company, partnership, tenancy-in-common, association or other form of joint ownership shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising therefrom or in connection therewith. Tenant shall look solely to the equity of the owner in the Real Estate or to any insurance which Landlord is obligated to provide under the terms of this Lease for the satisfaction of any remedies of Tenant in the event of a breach by Landlord of any of its obligations. Such exculpation of liability shall be absolute and without any exception whatsoever.

(c) All property (whether real, personal or mixed) at any time located in or upon the Demised Premises shall be at the risk of Tenant only, and Landlord shall not become liable for any damage to said property or to Tenant, or to any other property, caused by water, leakage, steam, sewerage, gas or odors or for any damage whatsoever done or occasioned by or from any boiler, plumbing, gas, water, steam or other pipes, or any fixtures or equipment or appurtenances whatsoever, or for any damage arising from any act or neglect or arising by reason of the use of, or any defect in, the Demised Premises or any of the fixtures, equipment or appurtenances therein contained, or by the Act or neglect of any other person or caused in any other manner whatsoever or occasioned by theft, Act of God, riot, strike or other labor difficulty, except to the extent caused by or due to the willful misconduct or gross negligence of Landlord, its agents or employees.

(d) Except as otherwise expressly provided herein, this Lease and the obligations of Tenant hereunder shall be in no way affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease.

ARTICLE XVI.  DEFAULT; REMEDIES.

Section 16.01. Default:

Each of the following shall constitute an Event of Default:

(a) the filing by Tenant of a bankruptcy petition, or the commencement of a proceeding under the insolvency laws of any State naming Tenant as the debtor;

(b) the filing by anyone other than Tenant of a bankruptcy petition or a proceeding under the insolvency laws of any State naming Tenant as the debtor, which case shall not have been discharged within 60 days of the commencement thereof;

(c) the making by Tenant of any assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute;

(d) the appointment of a receiver or trustee for the Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within 30 days of such appointment;

(e) the refusal by Tenant to take possession of the Demised Premises upon completion of Tenant Work or the vacation and abandonment of the Demised Premises by Tenant, permitting the same to remain unoccupied and unattended;

(f) the failure of Tenant to pay any Base Rent, when the same shall become due and payable;

(g) the failure of Tenant to pay any Rent (other than Base Rent), or any other charge required to be paid by Tenant hereunder and such failure continues for five (5) days after Landlord shall have given Tenant written notice of such failure;

(h) the failure of Tenant to maintain insurance in force in full compliance with and to the extent required by Article XIV hereof; and

(i) the Letter of Credit shall for any reason whatsoever cease to be in full force and effect, except as expressly permitted pursuant to the terms of this Lease, or Tenant shall otherwise be in breach of Section 1.05 hereof, or the Letter of Credit Provider (or any party on behalf of the Letter of Credit Provider) shall contest the obligation to pay under the Letter of Credit in accordance with its terms.

(j) the failure by Tenant to perform or observe any requirement of this Lease not specifically referred to in this Section, and such failure continuing for thirty (30) days after written notice from Landlord to Tenant specifying the items in default; provided however, that if the failure requires more than thirty (30) days to cure, is capable of being cured, and so long as Tenant is prosecuting the cure to completion with due diligence and in good faith, Tenant shall be permitted an additional thirty (30) days to cure before such failure constitutes and Event of Default under this clause (j).

Section 16.02.  Landlord’s Remedy:

At any time after the occurrence of an Event of Default, Landlord may give written notice to Tenant specifying such Event(s) of Default and stating that the Lease and Term shall terminate 5 days from the giving of such written notice, at which time this Lease and the Term and all of the right, title and interest of Tenant hereunder shall wholly cease and expire, and Tenant shall quit and surrender the Demised Premises to Landlord. Notwithstanding such termination, surrender, and the expiration of Tenant’s right, title, and interest, Tenant’s liability and responsibility under all of the provisions of this Lease shall continue, subject to the provisions of Section 16.05 hereof to the extent applicable.

Section 16.03.  Landlord’s Re-Entry

If this Lease shall be terminated as provided in Section 16.02, above, Landlord, or its agents or employees, may re-enter the Demised Premises at any time and remove therefrom Tenant, Tenant’s Agents, and any subtenants, licensees, concessionaires or invitees, together with any of its or their property, either by summary dispossession proceedings or by any suitable action or proceeding at law. In the event of such termination, Landlord may repossess and enjoy the Demised Premises. Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements, or proceedings in forcible entry and detainer. Tenant waives any rights to the service of any notice of Landlord’s intention to re-enter provided for by any present or future law. Landlord shall not be liable in any way in connection with any action it takes pursuant to the foregoing. Notwithstanding any such re-entry, repossession, dispossession or removal, Tenant’s liability and responsibility under all of the provisions of this Lease shall continue, subject to the provisions of Section 16.05 hereof to the extent applicable.

Section 16.04.  Landlord’s Additional Remedies:

(a) In case of re-entry, repossession or termination of this Lease, whether the same is the result of the institution of summary or other proceedings, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for: (i) the Rent, and all other charges provided for herein until the date this Lease would have expired had such termination, re-entry or repossession not occurred; and all expenses which Landlord may have incurred in re-entering the Demised Premises, repossessing the same; making good any Event of Default; painting, altering or dividing the Demised Premises; combining or placing the same in proper repair; protecting and preserving the same by placing therein watchmen and caretakers; re-letting the same (including attorneys’ fees and disbursements, marshall’s fees, brokerage fees, in so doing); and any expenses which Landlord may incur during the occupancy of any new tenant; less (ii) the net proceeds of any re-letting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) hereinabove with respect to each month, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, Tenant shall pay to Landlord such sums as the court may adjudge reasonable as attorneys’ fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions hereof.

(b) Landlord may re-lease the whole or any part of the Demised Premises for the whole of the unexpired period of this Lease, or longer, or from time to time for shorter periods, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its sole and absolute discretion deem advisable and may collect and receive the rents therefor. Landlord shall use commercially reasonably efforts to mitigate damages of any early termination of this Lease and attempt to re-lease or re-let the Demised Premises.

Section 16.05.  Agreed Final Damages:

If Landlord so elects, Tenant shall pay Landlord, on demand, as liquidated and agreed final damages, the Rent and all other charges which would have been payable by Tenant from the date of such demand to the date when this Lease would have expired if it had not been terminated as aforesaid. Upon payment of such liquidated and agreed final damages, Tenant shall be under no further liability with respect to the period after the date of such demand.

Section 16.06.  Waiver of Right of Redemption:

Tenant hereby expressly waives (to the extent legally permissible), for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Demised Premises as herein provided.

Section 16.07.  Landlord’s Right to Perform for Account of Tenant; Letter of Credit:

(a) If an Event of Default shall occur hereunder, Landlord may, at any time, cure said Event of Default for the account and at the expense of Tenant. Tenant shall pay, on demand, to Landlord, with interest as required by Section 20.09 hereof, the amount so paid, expended, or incurred by Landlord and any expense of Landlord, including reasonable attorneys’ fees, incurred in connection with such Event of Default; and all of the same shall be deemed to be Additional Rent.

(b) If an Event of Default shall occur hereunder, without limiting any other remedy Landlord otherwise may have under this Lease, Landlord shall be entitled to draw upon all or any portion of the Letter of Credit in order to satisfy any obligations of Tenant owing under this Lease.

(c) In the event (i) Landlord shall have received notice that an existing Letter of Credit has not been renewed and Tenant shall not have provided a replacement Letter of Credit as required by Section 1.04 hereof or (ii) Tenant is in breach of Section 1.04(b) hereof, then in each case, without limiting any other remedy Landlord otherwise may have under this Lease, Landlord shall also be entitled to draw upon all or any portion of the Letter of Credit and hold such amounts drawn as security for Tenant’s obligations under the Lease. Any amount drawn as provided in the immediately preceding sentence shall be held by Landlord as security for the full and faithful performance by Tenant of all of its obligations under this Lease or in connection with this Lease, and such amount shall be referred to herein as the “Security Deposit.” If an Event of Default has occurred, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) Rent or any other sums of money which Tenant may not have paid or which may become due after the occurrence of the Event of Default; (ii) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease; or (iii) any sum which Landlord may expend or be required to expend by reason of such Event of Default, including any damages or deficiency in the re-letting of the Demised Premises in connection with Article XVI hereof. Landlord may use, apply or retain the whole or any part of the Security Deposit for the repair of damage to the Demised Premises upon Tenant’s surrender of the Demised Premises on the Expiration Date. The use, application or retention of the Security Deposit or portion thereof by Landlord shall not prevent Landlord from exercising any other right or remedy provided for hereunder or at law shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. The Security Deposit shall bear no interest. If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days after the Expiration Date or upon any later date after which Tenant has vacated the Demised Premises. In the absence of evidence satisfactory to Landlord of any assignment of the right to receive the Security Deposit or the remaining balance thereof (including interest earned thereon), Landlord may return the Security Deposit to the original Tenant regardless of one or more assignments of Tenant’s interest in such Security Deposit. In such event, upon the return of such Security Deposit or balance thereof to the original Tenant, Landlord shall be completely relieved of liability hereunder. Tenant covenants and agrees that it shall not assign, pledge, hypothecate, mortgage or otherwise encumber the Security Deposit during the Term of the Lease. The Security Deposit may be transferred to any purchaser of Landlord’s interest in the Building or the Real Estate, provided as a condition of such transfer, the transferee assumes, in writing, the obligation to hold the same pursuant to this Section 16.07 and upon such transfer, Landlord shall be relieved of any obligation with respect thereto.

Section 16.08.  Additional Remedies, Waivers, etc.:

With respect to the rights and remedies of and waivers by Landlord:

(a) The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All such rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy proceeds, concurs with or succeeds the exercise of another.

(b) A single or partial exercise of a right or remedy shall not preclude (i) a further exercise thereof, or (ii) the exercise of another right or remedy, from time to time.

(c) No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to an Event of Default.

(d) No waiver of an Event of Default shall extend to or affect any other Event of Default or impair any right or remedy with respect thereto.

(e) No action or inaction by Landlord shall constitute a waiver of an Event of Default.

(f) No waiver of an Event of Default shall be effective unless it is in writing and signed by Landlord.

Section 16.09. Distraint:

In addition to all other rights and remedies, if an Event of Default shall have occurred hereunder, Landlord shall, to the extent permitted by law, have a right of distress for Rent and a lien on all of Tenant’s fixtures, furniture, and equipment in the Demised Premises, as security for Rent and all other fees, charges and expenses payable hereunder.

Section 16.10.  Tenant’s Right to Perform for Account of Landlord:

If (i) Landlord fails to perform or observe any of its obligations under this Lease, (ii) such failure materially interferes with Tenant’s use of the Demised Premises, and (iii) such failure and material interference continue for thirty (30) days after written notice thereof from Tenant to Landlord specifying the required items not being performed or observed (provided that if such failure requires more than thirty (30) days to cure and Landlord is prosecuting the cure to completion with due diligence, Landlord shall be permitted an additional thirty (30) days to cure such failure), then Tenant may cure such breach for the account and at the expense of Landlord, and any reasonable amount so expended by Tenant in connection therewith shall be reimbursed by Landlord to Tenant within thirty (30) days following demand of such amounts by Tenant.

ARTICLE XVII.  TENANT’S ESTOPPEL CERTIFICATE

At any time within thirty (30) days after written request by Landlord, Tenant shall certify to Landlord, any mortgagee, assignee of a mortgagee, any purchaser, or any other person, specified by Landlord, by written instrument, duly executed and acknowledged, (a) whether or not Tenant is in possession of the Demised Premises; (b) whether or not this Lease is unmodified and in full force and effect (or if there has been modification, that the same is in full force and effect as modified and setting forth such modification); (c) whether or not there are then existing set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant (and if so, specifying the same); (d) the dates, if any, to which any Rent or other charges have been paid in advance; and (e) such other factual matters relating to this Lease as may be reasonably requested by Landlord, any mortgagee or any of their designees.

ARTICLE XVIII.  RIGHT OF ACCESS

Landlord, its employees, agents, representatives, may enter upon the Demised Premises, or any portion thereof (with people and materials, if required), with prior notice to Tenant and at reasonable times, for the purpose of: (a) inspecting same; (b) making such repairs, replacements or alterations which it may be required to perform as herein provided or which it may deem desirable for the Demised Premises; and (c) showing the Demised Premises to prospective purchasers or lessees.

ARTICLE XIX.  COVENANT OF QUIET ENJOYMENT; ADDITIONAL COVENANTS.

(a) The Landlord represents that the Landlord is the owner of the Demised Premises herein leased and has the right and authority to enter into, execute and deliver this Lease. Landlord covenants that if Tenant pays the Rent and all other fees, charges and expenses provided for herein in a timely manner as and when due, duly performs all of its other obligations provided for hereunder, and observes all of the other provisions hereof, Tenant shall, at all times during the Term, peaceably and quietly have, hold and enjoy the Demised Premises, without any interruption or disturbance from Landlord, subject to the terms hereof.

(b) Landlord represents that, as of the date hereof, the Building is structurally sound. Landlord represents to Tenant that, to the best of its knowledge, as of the date hereof the Building is in compliance with all presently applicable laws affecting the Building.

ARTICLE XX.  MISCELLANEOUS.

Section 20.01.  Interpretation.

(a) Every term, condition, agreement or provision contained in this Lease which imposes an obligation on Tenant shall be deemed to be also a covenant by Tenant.

(b) Any reference herein to subtenants or licensees shall not be deemed to imply that any subtenants or licensees are permitted hereunder. Any reference herein to any extension or renewal of the Term or any period during which Tenant may be in possession after the Expiration Date shall not be deemed to imply that any extension or renewal of the Term is contemplated hereby or that Tenant shall be permitted to remain in possession after the expiration of the Term.

(c) If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(d) The captions and headings used throughout this Lease are for convenience of reference only and shall not affect the interpretation of this Lease.

(e) Anything in this Lease to the contrary notwithstanding:

(i) Any provision which permits or requires a party to take any particular action shall also be deemed to permit or require a party to cause such action to be taken; and

(ii) Any provision which requires any party not to take any particular action shall be deemed to require the party not to permit such action to be taken by any person or by operation by law.

(f) This Lease may be executed in several counterparts; and in such case the counterparts shall constitute but one and the same instrument.

(g) Wherever a requirement is imposed on any party hereto, it shall be deemed that such party shall be required to perform such requirement at its own expense unless it is specifically otherwise provided herein.

(h) The singular includes the plural and the plural includes the singular.

(i) All Exhibits and Schedules hereto are hereby incorporated by reference in and form an integral part of this Lease, and all references to the Lease shall be deemed to include such Exhibits and Schedules.

Section 20.02. Construction of Words and Phrases:

(a) Wherever it is provided herein that a party may perform an act or do anything, it shall be construed that such party may, but shall not be obligated to, so perform or so do.

(b) The words “re-enter” and “re-entry” as used herein are not restricted to their technical legal meaning.

(c) The word “person” shall be construed as an individual, fiduciary, estate, trust, partnership, firm, association, corporation, other organization, or a government or governmental authority.

(d) The following words and phrases shall be construed as follows:

(i) “At any time” shall be construed as, “at any time or from time to time.”

(ii) “Any” shall be construed as “any and all.”

(iii) “Including” shall be construed as “including but not limited to.”

Section 20.03. Written Agreement Required:

This Lease contains the entire agreement between the parties hereto concerning the subject matter hereof, and supercedes all other agreements, written or oral, with respect thereto. No amendment, alteration, modification of or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant.

Section 20.04. Notice:

Every notice, request, consent, approval, waiver or other communication under this Lease shall be deemed to have been given if in writing and upon delivery by messenger service or mailing by registered, overnight express/courier service, or certified mail, return receipt requested, postage prepaid, addressed:

(a) If to Landlord, to the address designated as Landlord’s Notice Address, or such other address as Landlord designates, with a copy thereof to such other person or party as Landlord shall designate;

(b) If to Tenant, to the address designated as Tenant’s Notice Address, or such other address as Tenant designates, with a copy thereof to the address designated as Tenant’s Notice Copy Address or to such other person or party as Tenant shall designate.

(i)	Landlord’s Notice Address:

The Connell Company
One Connell Drive
Berkeley Heights, New Jersey 07922
Attention:President

(ii)	Tenant’s Notice Address:

Prior to Commencement Date:
Authentidate Holding Corp.
Two World Financial Center
225 Liberty Street, 43rd Floor
New York, New York 10281
Attention: Chief Executive Officer

On and after the Commencement Date:
Authentidate Holding Corp.
Three Connell Drive
Berkeley Heights, New Jersey 07922
Attention: Chief Executive Officer

Notices given by same-day messenger service shall be deemed given on the date it is actually delivered, notices given by overnight courier service shall be deemed given one business day following deposit with such courier service and notices given by certified mail shall be deemed given three business days following deposit with the United States Postal Service.

Section 20.05. Survival of Provisions upon Termination of Lease.

This Lease shall survive the expiration or termination of the Term to the extent necessary that any term, covenant or condition of this Lease requires the performance of obligations or the forbearance of an act by either party hereto after the expiration or termination of the Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition.

Section 20.06. Successors and Assigns:

Subject to the provisions hereof, this Lease shall bind and inure to the benefit of the parties and their respective successors, representatives, heirs and permitted assigns.

Section 20.07. Guarantor of Tenant:

Any restrictions on or requirements imposed upon Tenant hereunder shall be deemed to extend to any guarantor of Tenant, Tenant’s subtenants, concessionaires and licensees and it shall be Tenant’s obligation to cause the foregoing persons to comply with such restrictions or requirements.

Section 20.08. Tenant at Sufferance:

If Tenant shall remain in possession of the Demised Premises after the end of the Term (including if the Demised Premises have not been surrendered in accordance with the terms of this Lease), such holding over shall cause the Tenant to be deemed a tenant-at-sufferance, subject to all of the provisions, conditions and obligations of this Lease, except that the Rent to be charged Tenant during such hold over period shall be two times the monthly Rent in effect for the last month of the Term or any renewal periods. Any acceptance of hold over Rent by Landlord shall not be deemed a waiver of any rights or remedies available to Landlord arising out of Tenant’s failure to have vacated the Demised Premises upon the end of the Term, or an acquiescence to Tenant’s tenant-at-sufferance period.

Section 20.09. Interest:

Any payment required to be made by Tenant under the provisions of this Lease not made by Tenant when and as due shall be payable by Tenant to Landlord on demand with interest thereon at three (3%) percent over the rate designated by the Bank of New York, New York (or its successor) from time to time as the prime rate, but not to exceed the highest legal rate, computed from the date said sum became due to and including the date of payment thereof to Landlord.

Section 20.10. Late Charge:

In order to cover the extra expense involved in handling delinquent payments, Tenant, at Landlord’s option, shall pay a “late charge” of five (5%) percent of the amount due when any payment of Rent hereunder is received by Landlord more than five (5) days after the due date thereof. It is understood and agreed that this charge is for additional expense incurred by Landlord, shall not be considered interest, and shall be due in addition to the interest required under Section 20.09 hereof.

Section 20.11. Non-Waiver:

The failure or delay of a party to insist upon strict performance of any covenants or conditions of this Lease or such party’s failure or delay to exercise any right or option herein conferred in any one or more instances shall not be construed as a waiver or relinquishment of any such covenants, conditions or options, but the same shall be and remain in full force and effect. A single or partial exercise of a right or remedy shall not preclude (i) a further exercise thereof, or (ii) the exercise of another right or remedy, from time to time. No waiver of any term hereof shall be effective unless it is in writing and signed by the party to be charged. If a party pursues any remedy granted by the terms of this Lease or pursuant to applicable law, it shall not be construed as a waiver or relinquishment of any other remedy afforded thereby. With respect to a breach of the terms of this Lease, the rights and remedies of the parties set forth herein shall be in addition to any other right and remedy now and hereafter provided by law, and all such rights and remedies shall be cumulative and not exclusive of each other; provided, however, that nothing in this Section 20.11 shall in any way provide any rights or remedies to Tenant with respect to either (i) a right or remedy which Tenant has waived under this Lease or (ii) any matter which is disclaimed by Landlord under this Lease.

Section 20.12. Broker:

Tenant represents that there was no broker other than CB Richard Ellis, Inc. (the “Broker”) responsible for bringing about or negotiating this Lease. Tenant agrees to defend, indemnify, and hold Landlord harmless against any claims for brokerage commission or compensation with regard to the Demised Premises by any other broker claiming or alleging to have acted on behalf of or to have dealt with Tenant. Landlord will pay any fees or commissions due the Broker pursuant to a separate written agreement between Landlord and Broker.

Section 20.13. Short Form Lease:

Landlord and Tenant agree that neither party shall record the Lease. Upon request of either party the other shall execute a document in recordable form, or a short form lease or memorandum of lease in proper form for recording, setting forth the Commencement Date and any provision hereof other than Sections 1.03, 1.04, 5.02 and 5.03. The requesting party shall pay all recording fees and costs in connection with any such short form or memorandum of lease.

Section 20.14. Mechanics’ Liens:

Tenant shall not do or cause anything to be done whereby the Demised Premises may be encumbered by a mechanic’s lien. If any mechanic’s or materialman’s lien is filed against the Demised Premises, the Building or the Land as a result of any Tenant Work or any additions, alterations, repairs, installations, improvements or any other work or act of Tenant, Tenant shall discharge or bond same within twenty days from the date of filing of the lien. If Tenant shall fail to discharge or bond the lien, Landlord may bond or pay the lien or claim for the account of Tenant without inquiring into the validity of the lien or claim and Tenant shall reimburse Landlord upon demand.

Section 20.15. Corporate Authority:

(a) Tenant represents that the undersigned officer(s) has (have) been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant does not and shall not violate any provision of any bylaws, certificate of incorporation, agreement, order, judgment, governmental regulation or any other obligations to which Tenant is a party or is subject.

(b) Landlord represents that the undersigned officer of Landlord has been duly authorized to enter into this lease and that the execution and consummation of this Lease by Landlord does not and shall not violate any provision of any bylaw, certificate of incorporation, agreement, order judgment, governmental regulation or any other obligation to which Landlord is a party or is subject.

Section 20.16. Force Majeure:

Except as otherwise provided herein, Landlord shall not be liable for any delays and other events beyond the reasonable control of a party (each, a “Force(s) Majeure)” including, without limitation: acts of God; strikes, lock-outs or other labor difficulties; explosion, sabotage, accident, riot or civil commotion; act of war; fire or other casualty; requirements of governing authorities or inability to obtain necessary governmental permits and approvals.

Section 20.17. Governing Law:

This Lease shall be governed by and construed pursuant to the laws of the State of New Jersey.

Section 20.18. Financial Statements:

If requested by Landlord, Tenant shall, within 120 days after the close of each of its fiscal years, deliver to Landlord Tenant’s balance sheet and profit and loss statement certified to by a recognized firm of certified public accountants; provided, however, that this Section 20.18 shall not be applicable so long as Tenant is a publicly traded company.

ARTICLE XXI. ENVIRONMENTAL MATTERS.

Section 21.01. Industrial Site Recovery Act:

(a) Tenant represents and warrants that it is not an “Industrial Establishment” as that term is defined in the Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6 et seq., as same may be amended from time to time (together with all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by the New Jersey Department of Environmental Protection ("DEP”), or any subdivision or bureau thereof or any other governmental or quasi-governmental agency, authority or body having jurisdiction thereof, referred to herein as the “Act” or “ISRA”). Tenant shall not do or suffer anything that will cause it to become an Industrial Establishment under the Act during the Term of this Lease. Landlord may from time to time require Tenant at Tenant’s sole expense to provide proof satisfactor y to Landlord that Tenant is not an Industrial Establishment. In the event that Tenant now is or hereafter becomes an Industrial Establishment or is required by the DEP, Tenant shall comply with all conditions as set forth in subparagraphs (b) and (d) of this Section 21.01.

(b) Tenant agrees that it shall, at its sole cost and expense, fulfill, observe and comply with all of the terms and provisions of the Act. Without limiting the foregoing, upon Landlord’s request therefor, and in all events no later than sixty (60) days prior to “closing, terminating or transferring operations” (as said terms are defined and used in the Act) out of the Demised Premises, Tenant at its sole cost and expense, shall provide Landlord with a true copy of:

(i) a letter of non-applicability from DEP (or such other agency or body which shall then have jurisdiction over ISRA matters) in form satisfactory to Landlord’s counsel, stating that ISRA does not apply to Tenant, Tenant’s use and occupancy of the Demised Premises and to the closing, terminating or transferring of operations at the Demised Premises; or

(ii) a Negative Declaration (as said term is defined in ISRA) duly approved by DEP or such other agency or body then having jurisdiction over ISRA matters; or

(iii) a Cleanup Plan (as said term is defined in ISRA) duly approved by DEP (or such other agency or body which shall then have jurisdiction over ISRA matters), the intent of which will be to obtain from the DEP a “No Further Action” (“NFA”) determination with respect to the Demised Premises.

(c) Nothing in this Section shall be construed as limiting Tenant’s obligation to comply with ISRA.

(d) In the event Tenant complies with paragraph (b) (iii) of this Section by obtaining an approved Cleanup Plan, Tenant agrees that it shall, at its sole cost and expense:

(i) post any financial guarantee or other bond required to secure implementation and completion of such Cleanup Plan; and

(ii) promptly and diligently implement and prosecute to completion said Cleanup Plan by obtaining an NFA determination, in accordance with the schedules contained therein or as may otherwise be ordered or directed by DEP or such other agency or body which shall then have jurisdiction over such Cleanup Plan. Tenant expressly understands, acknowledges and agrees that Tenant’s compliance with the provisions of subparagraphs (b) and (d) may require Tenant to expend funds or do acts after the expiration or termination of the Lease Term and Tenant shall not be excused therefrom.

(e) Within ten (10) days after a written request by Landlord or any mortgagee of Landlord (or sooner, if required by the DEP) and, in any event, on each anniversary of the Commencement Date, Tenant shall deliver to Landlord and Landlord’s Mortgagee, if any, a duly executed and acknowledged affidavit of Tenant’s chief executive officer, certifying:

(i) the proper four digit Standard Industrial Classification number relating to Tenant’s then current use of the Demised Premises (Standard Industrial Classification Number to be obtained by reference to the then current Standard Industrial Classification Manual prepared and published by the Executive Office of the President, Office of Management and Budget or the successor to such publication); and

(ii) (A)that Tenant’s then current use of the Demised Premises does not involve the generation, manufacture, refining, transportation treatment, storage, handling or disposal of hazardous substances or waste (as hazardous substances and hazardous waste are defined in ISRA) on site, above ground or below ground (all of the foregoing are hereinafter collectively referred to as the “Presence of Hazardous Substances”), or, (B) that Tenant’s then current use does involve the Presence of Hazardous Substances, in which event, said affidavit shall describe in complete detail that portion of Tenant’s operations which involves the Presence of Hazardous Substances. Such description shall, inter alia, identify each hazardous substance and describe the manner in which Tenant generated, handled, manufactured, refined, transported, treated, stored and/or disposed of same. Tenant shall supply Landlord and Landlord’s mortgagee, if any, with such additional information relating to the Presence of Hazardous Substances as Landlord or Landlord’s mortgagee requests.

(f) Without limiting the foregoing, Tenant agrees:

(i) at its sole cost and expense, to promptly discharge and remove any lien or encumbrance against the Demised Premises, the Building, the Real Estate or any other property owned or controlled, in whole or in part, by Tenant imposed due to Tenant’s failure to comply with ISRA, and

(ii) to defend, indemnify and hold Landlord harmless from and against any and all liability, penalty, loss, expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including but not limited to attorneys’ fees and disbursements and other costs of litigation or preparation therefor, to the extent such costs arise from or in connection with Tenant’s failure or inability, for any reason whatsoever, to observe or comply with ISRA and/or the provisions of this Section 21.01.

Section 21.02. Spill Act:

(a) Tenant agrees that it shall, at its sole cost and expense, observe, comply and fulfill all of the terms and provisions of the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et. seq., as the same may be amended from time to time and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by DEP, any subdivision or bureau thereof or governmental or quasi-governmental agency or body having jurisdiction thereof. (Said act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter in this Section 21.02 collectively referred to as “Spill Act”).

(b) Without limiting the foregoing, Tenant agrees:

(i) that it shall not do, omit to do or suffer the commission or omission of any act which is prohibited by or may result in any liability under the Spill Act, including without limitation the discharge of petroleum products or other hazardous substances (as said terms are defined in the Spill Act); and

(ii) whenever the Spill Act requires the “owner or operator” to do any act, Tenant shall do such act and fulfill, all such obligations at its sole cost and expense, it being the intention of the parties hereto that Landlord shall be free of all expense and obligations arising from or in connection with compliance with the Spill Act.

(c) Without limiting the foregoing, Tenant agrees:

(i) at its sole cost and expense, to promptly discharge and remove any lien or any encumbrance against the Demised Premises, the Building, the Real Estate or any other property owned or controlled, in whole or in part, by Tenant, imposed by Tenant’s failure to comply with the Spill Act; and

(ii) to defend, indemnify and hold Landlord harmless from and against any and all liabilities, penalties, losses, expenses, damages, costs, claims, causes of action, judgments, suits and/or the like, of whatever nature, (including but not limited to attorneys’ fees and other expenses of litigation or preparation therefor) which may at any time be imposed on, incurred by or asserted against any Indemnified Party and which in any way relate to or arise from or in connection with Tenant’s failure or inability, for any reason whatsoever, to observe or comply with the Spill Act and/or the provisions of this Section 21.02.

Section 21.03. Other Environmental Laws:

Without limiting any of its other obligations hereunder, Tenant agrees that it shall, at its sole cost and expense, promptly comply and keep continually in full compliance with all federal, state and local laws, ordinances, rules, regulations and requirements relating to air, ground and water pollution and protection and/or preservation of the environment.

Section 21.04. Survival of Environmental Terms and Conditions.

Tenant agrees that each and every provision of this Article XXI shall survive the termination of this Lease. The parties hereto expressly acknowledge and agree that Landlord would not enter into this Lease but for the provisions of this Article XXI and the aforesaid survival thereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and year first above written.

ATTEST:	THE CONNELL COMPANY

By:	By:

Name:	Name:

Title:	Title:

ATTEST:	AUTHENTIDATE HOLDING CORP.

By:	By:

Name:	Name:

Title:	Title:

STATE OF NEW JERSEY	)
	)	SS.:
COUNTY OF):	)

On this             day of              , 2005,             before me personally appeared  to me known, who, being by me duly sworn, did depose and say that he is the   of AUTHENTIDATE HOLDING CORP., the corporation described in and which executed the foregoing Lease; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by authorization of the board of directors of said corporation, and that he signed his name thereto by like authorization.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

__________________
                Notary Public

(Notarial Seal)

STATE OF NEW JERSEY	)
	)	SS.:
COUNTY OF UNION))

On this       day of             , 2005,         before me personally appeared  to me known, who, being by me duly sworn, did depose and say that he is the   of THE CONNELL COMPANY, the corporation described in and which executed the foregoing Lease; that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by authorization of the board of directors of said corporation, and that he signed his name thereto by like authorization.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

__________________
                Notary Public

(Notarial Seal)

EXHIBIT A

LEGAL DESCRIPTION OF LAND

LEGAL DESCRIPTION OF LOTS 1 AND 2 BLOCK 4102,
LOTS 1 AND 2 BLOCK 4103 AND INCLUDING THE RIGHT-OF-WAY FOR VACATED OLD COLONIAL ROAD TOWNSHIP OF BERKELEY HEIGHTS UNION COUNTY, NEW JERSEY

Beginning at the point of intersection of the easterly sideline of Plainfield Avenue (50 foot right-of-way), with the dividing line between the County of Union and the County of Somerset, said line being the centerline of the Green Brook as shown on a certain map entitled “Map of Property, Block 4101 – Lots 2 & 5, Block 4102 – Lots 1 & 2, Block 4103 – Lots 1 & 2, Berkeley Heights, Block 75.01 – Lot 1, Block 70.08 – Lots 1.01 & 4, Borough of Watchung, Somerset County, N.J., Township of Berkeley Heights, Union County, N.J.” , dated September 15, 1989, revised to October 3, 1996, prepared by Canger & Cassera, Consulting and Municipal Engineers, and running; thence,

1.	North 70 degrees 34 minutes 47 seconds west, 76.49 feet along the easterly sideline of Plainfield Avenue (50 foot right-of-way) to a point of curvature; thence,

2.	Along the same and along a curve to the right having a radius of 611.79 feet, an arc length of 112.65 feet and a central angle of 10 degrees 33 minutes 00 seconds to a point of tangency; thence,

3.	Along the same, north 60 degrees 01 minutes 47 seconds west, 94.58 feet to a point; thence,

4.	Leaving said 50-foot right-of-way line and along a new roadway line of dedication as shown on a certain map entitled “Cross Access Easement and Road Widening Map for Connell Properties, Township of Berkeley Heights, Union County, New Jersey,” prepared by Schoor DePalma dated July 8, 1996, last revised October 3, 1996, north 58 degrees 58 minutes 16 seconds west, 168.11 feet to a point of curvature; thence,

5.	Along the same and along a curve to the right having a radius of 622.00 feet, a central angle of 20 degrees 32 minutes 28 seconds and an arc length of 222.99 feet to a point of tangency; thence,

6.	Along the same, north 38 degrees 25 minutes 48 seconds west, 592.47 feet to a point of curvature; thence,

7.	Along the same and along a curve to the right having a radius of 1,005.09 feet, a central angle of 06 degrees 28 minutes 36 seconds and a arc length of 113.61 feet to a point of tangency; thence,

8.	Along the same, north 31 degrees 57 minutes 12 seconds west, 137.31 feet to a point of curvature; thence,

9.	Along the same and along a curve to the left having a radius of 373.00 feet, a central angle of 47 degrees 00 minutes 00 seconds and an arc length of 305.98 feet to a point of tangency; thence,

10.	Along the same, north 78 degrees 57 minutes 18 seconds west, 18.43 feet to a point; thence,

11.	Leaving said newly dedicated northeasterly right-of-way line as shown on said “Cross Access Easement and Road Widening Map for Connell Properties” and along said northeasterly right-of-way line as shown on said Map of Property, north 79 degrees 08 minutes 40 seconds west, 7.56 feet to a point in the southerly right-of-way line of New Jersey State Highway Route 78; thence,

12.	North 88 degrees 10 minutes 39 seconds east, 15.23 feet along the southerly right-of-way line of said highway to a point; thence,

13.	North 62 degrees 14 minutes 02 seconds east, 274.69 feet along the same to a point; thence,

14.	North 66 degrees 41 minutes 45 seconds east, 606.26 feet along the same to a point marked by a found monument; thence,

15.	North 64 degrees 53 minutes 46 seconds east, 665.08 feet along the same to a point; thence,

16.	North 56 degrees 06 minutes 40 seconds east, 122.82 feet along the same to the northwest corner of Lot 1.01 Block 4301; thence,

17.	South 42 degrees 47 minutes 56 seconds east, 1119.22 feet along the westerly line of Lot 1.01 Block 4301 to a point in the boundary line separating the Township of Berkeley Heights,

Union County and the Borough of Watchung, Somerset County; thence,

18.	North 84 degrees 27 minutes 53 seconds west, 103.56 feet along said boundary line, being the approximate centerline of Green Brook, to a point; thence,

19.	Along said boundary line, the following nineteen courses, south 80 degrees 42 minutes 06 seconds west, 25.14 feet; thence,

20.	South 55 degrees 25 minutes 02 seconds west, 40.45 feet; thence,

21.	South 56 degrees 58 minutes 39 seconds west, 119.85 feet; thence,

22.	South 56 degrees 34 minutes 30 seconds west, 41.59 feet; thence,

23.	South 42 degrees 12 minutes 02 seconds west, 61.20 feet; thence,

24.	South 39 degrees 24 minutes 33 seconds west, 161.37 feet; thence,

25.	South 17 degrees 49 minutes 54 seconds west, 20.59 feet; thence,

26.	South 18 degrees 05 minutes 48 seconds east, 16.55 feet; thence,

27.	South 33 degrees 44 minutes 50 seconds east, 98.31 feet; thence,

28.	South 04 degrees 08 minutes 49 seconds west, 107.56 feet; thence,

29.	South 03 degrees 17 minutes 01 seconds west, 58.00 feet; thence,

30.	South 27 degrees 40 minutes 25 seconds west, 69.89 feet; thence,

31.	South 52 degrees 30 minutes 14 seconds west, 61.29 feet; thence,

32.	South 45 degrees 14 minutes 25 seconds west, 174.07 feet; thence,

33.	South 39 degrees 07 minutes 16 seconds west, 22.20 feet; thence,

34.	South 37 degrees 43 minutes 26 seconds west, 31.40 feet; thence,

35.	South 59 degrees 58 minutes 42 seconds west, 44.15 feet; thence,

36.	South 49 degrees 38 minutes 04 seconds west, 250.29 feet; thence,

37.	South 49 degrees 12 minutes 28 seconds west, 74.06 feet; thence,

38.	South 19 degrees 25 seconds 13 seconds west, 46.17 feet along the same to a point in the easterly sideline of Plainfield Avenue and the point and place of beginning.

Containing 2,212,828 square feet/50.800 acres of land as described herein.
Subject to all easements of record.

LEGAL DESCRIPTION OF LOT 1 BLOCK 75.01 BOROUGH OF WATCHUNG SOMERSET COUNTY, NEW JERSEY

Beginning at the point of intersection of the easterly sideline of Plainfield Avenue (50 foot right-of-way), with the dividing line between the County of Union and the County of Somerset, said line being the centerline of the Green Brook as shown on a certain map entitled “Map of Property, Block 4101 – Lots 2 & 5, Block 4102 – Lots 1 & 2, Block 4103 – Lots 1 & 2, Township of Berkeley Heights, Union County, N.J., Block 75.01 – Lot 1, Block 75.02 – Lot 1 and Block 70.08 – Lots 1.01 & 4, Borough of Watchung, Somerset County, N.J.,” dated September 15, 1989, revised to October 3, 1996, prepared by Canger & Cassera, Consulting and Municipal Engineers, and running; thence,

1.	Leaving said easterly sideline and along the approximate centerline of the Green Brook being the westerly line of said Lot 1 Block 75.01 and the municipal boundary line separating the Township of Berkeley Heights, Union County and the Borough of Watchung, County of Somerset, the following 27 courses; north 19 degrees 25 seconds 13 seconds east, 46.17 feet; thence,

2.	North 49 degrees 12 minutes 28 seconds east, 74.06 feet; thence,

3.	North 49 degrees 38 minutes 04 seconds east, 250.29 feet; thence,

4.	North 59 degrees 58 minutes 42 seconds east, 44.15 feet; thence,

5.	North 37 degrees 43 minutes 26 seconds east, 31.40 feet; thence,

6.	North 39 degrees 07 minutes 16 seconds east, 22.20 feet; thence,

7.	North 45 degrees 14 minutes 25 seconds east, 174.07 feet; thence,

8.	North 52 degrees 30 minutes 14 seconds east, 61.29 feet; thence,

9.	North 27 degrees 40 minutes 25 seconds east, 69.89 feet; thence,

10.	North 03 degrees 17 minutes 01 seconds east, 58.00 feet; thence,

11.	North 04 degrees 08 minutes 49 seconds east, 107.56 feet; thence,

12.	North 33 degrees 44 minutes 50 seconds west, 98.31 feet; thence,

13.	North 18 degrees 05 minutes 48 seconds west, 16.55 feet; thence,

14.	North 17 degrees 49 minutes 54 seconds east, 20.59 feet; thence,

15.	North 39 degrees 24 minutes 33 seconds east, 161.37 feet; thence,

16.	North 42 degrees 12 minutes 02 seconds east, 61.20 feet; thence,

17.	North 56 degrees 34 minutes 30 seconds east, 41.59 feet; thence

18.	North 56 degrees 58 minutes 39 seconds east, 119.85 feet; thence,

19.	North 55 degrees 25 minutes 02 seconds east, 40.45 feet; thence,

20.	North 80 degrees 42 minutes 06 seconds east, 25.14 feet; thence,

21.	South 84 degrees 27 minutes 53 seconds east, 103.56 feet; thence,

22.	South 84 degrees 35 minutes 45 seconds east, 51.05 feet; thence,

23.	North 33 degrees 03 minutes 36 seconds east, 90.23 feet; thence,

24.	North 22 degrees 25 minutes 35 seconds east, 50.20 feet; thence,

25.	South 75 degrees 02 minutes 05 seconds east, 57.86 feet; thence,

26.	North 84 degrees 43 minutes 17 seconds east, 65.64 feet; thence,

27.	North 75 degrees 51 minutes 00 seconds east, 64.31 feet to a point; thence,

28.	Leaving said centerline of the Green Brook and said municipal boundary line, south 42 degrees 27 minutes 56 seconds east, 119.63 feet to a point at the northwesterly corner of Lot 2 Block 75.01; thence,

29.	Along the westerly line of said Lot 2, south 42 degrees 40 minutes 41 seconds west, passing over an iron pin at 0.37 feet, a total distance of 208.72 feet to an iron pin; thence,

30.	Along the southerly line of said Lot 2, south 42 degrees 47 minutes 56 seconds east, 206.38 feet to a point on a curve in the northwesterly sideline of Valley Road (variable width right-of-way); thence,

31.	Along said northwesterly sideline in a southwesterly direction and along a curve to the left having a radius of 2,894.93 feet, a central angle of 00 degrees 46 minutes 11 seconds, an arc length of 38.89 feet and a chord bearing south 42 degrees 24 minutes 09 seconds west, a chord distance of 38.89 feet to a point of tangency; thence,

32.	Along the same, south 42 degrees 01 minutes 04 seconds west, 173.77 feet to a point; thence,

33.	Along the same, south 54 degrees 26 minutes 37 seconds west, 60.42 feet to a point; thence,

34.	Along the same, south 42 degrees 01 minutes 04 seconds west, 50.00 feet to a point of curvature; thence,

35.	Along the same and along a curve to the left having a radius of 4,043.00 feet, a central angle of 03 degrees 08 minutes 00 seconds, an arc length of 221.10 feet and a chord bearing south 40 degrees 27 minutes 04 seconds west, a chord distance of 221.07 feet to a point of tangency; thence,

36.	Along the same, south 38 degrees 53 minutes 04 seconds west, 253.53 feet to a point of curvature; thence,

37.	Along a curve to the right having a radius of 40.00 feet, a central angle of 71 degrees 15 minutes 02 seconds, an arc length of 49.74 feet and a chord bearing south 74 degrees 30 minutes 35 seconds west, a chord distance of 46.60 feet to a point of reverse curvature in a northerly sideline of said Plainfield Avenue; thence,

38.	Along said northerly sideline and along said reverse curve to the left having a radius of 330.00 feet, a central angle of 67 degrees 02 minutes 53 seconds and an arc length of 386.17 feet to a monument at a point of tangency; thence,

39.	Along the same, south 43 degrees 05 minutes 13 seconds west, 100.61 feet to a monument at a point of curvature; thence,

40.	Along the same and along a curve to the right having a radius of 270.00 feet, a central angle of 66 degrees 20 minutes 00 seconds, and an arc length of 312.59 feet to a monument at a point of tangency in a northeasterly sideline of said Plainfield Avenue; thence,

41.	Along said northeasterly sideline, north 70 degrees 34 minutes 47 seconds west, 25.00 feet to a point; thence,

42.	Along the same, south 19 degrees 25 minutes 13 seconds west, 5.00 feet to a point; thence,

43.	Along the same, north 70 degrees 34 minutes 47 seconds west, 11.17 feet to the point and place of beginning.

Containing 13.95 acres of land as described herein.
Subject to all easements of record.

LEGAL DESCRIPTION OF LOT 1 BLOCK 75.02,
BOROUGH OF WATCHUNG
SOMERSET COUNTY, NEW JERSEY

Beginning at the intersection of the southeasterly sideline of Plainfield Avenue (variable width right-of-way), and the northerly sideline of an existing 50-foot wide right-of-way originally known as Plainfield Avenue as shown on a certain map entitled “Map of Property, Block 4101 – Lots 2 & 5, Block 4102 – Lots 1 & 2, Block 4103 – Lots 1 & 2, Township of Berkeley Heights, Union County, New Jersey, and Block 75.01 – Lot 1, Block 75.02 – Lot 1 and Block 70.08 – Lots 1.01 & 4, Borough of Watchung, Somerset County, N.J.,” dated September 15, 1989, revised to October 3, 1996, prepared by Canger & Cassera, Consulting and Municipal Engineers, and running; thence,

1.	Along said southeasterly sideline in a northeasterly direction and along a curve to the left having a radius of 330.00 feet, a central angle of 12 degrees 56 minutes 04 seconds, an arc length of 74.50 feet and a chord bearing north 49 degrees 33 minutes 15 seconds east, a chord distance of 74.34 feet to a monument at a point of tangency; thence,

2.	Along the same, north 43 degrees 05 minutes 13 seconds east, 100.61 feet to a monument at a point of curvature; thence,

3.	Along the same and along a curve to the right having a radius of 270.00 feet, a central angle of 34 degrees 12 minutes 51 seconds and an arc length of 161.23 feet to a point of compound curvature; thence,

4.	Along the same and along a compound curve to the right having a radius of 68.00 feet, a central angle of 155 degrees 59 minutes 58 seconds and an arc length of 185.14 feet to a point of compound curvature in a northwesterly sideline of Valley Road (variable width right-of-way); thence,

5.	Along said northwesterly sideline and said compound curve to the right having a radius of 730.00 feet, a central angle of 06 degrees 39 minutes 46 seconds and an arc length of 84.89 feet to a point of tangency; thence,

6.	Along the same, south 59 degrees 57 minutes 27 seconds west, 71.95 feet to a point; thence,

7.	Leaving said northwesterly sideline and along said northeasterly sideline of the existing 50-foot wide right-of-way originally known as Plainfield Avenue, north 89 degrees 06 minutes 33 seconds west, 185.62 feet to the point and place of beginning.

Containing 0.90 acres of land as described herein.
Subject to all easements of record.

LEGAL DESCRIPTION OF LOT 2 BLOCK 4101,
TOWNSHIP OF BERKELEY HEIGHTS
UNION COUNTY, NEW JERSEY AND
LOT 4 BLOCK 70.08 BOROUGH OF WATCHUNG
SOMERSET COUNTY, NEW JERSEY

Beginning at a point in the southerly sideline of Plainfield Avenue (variable width right-of-way), where the same is intersected by a lot line common to said Lot 2 and Lot 3, Block 4101 as shown on a certain map entitled “Map of Property, Block 4101 – Lots 2 & 5, Block 4102 – Lots 1 & 2, Block 4103 – Lots 1 & 2, Township of Berkeley Heights, Union County, New Jersey, and Block 75.01 – Lot 1, Block 75.02 – Lot 1 and Block 70.08 – Lots 1.01 & 4, Borough of Watchung, Somerset County, N.J.” , dated September 15, 1989, revised to October 3, 1996, prepared by Canger & Cassera, Consulting and Municipal Engineers, and running; thence,

1.	Along said common lot line, south 28 degrees 22 minutes 25 seconds west, 153.63 feet to a point; thence,

2.	Along the same, south 59 degrees 39 minutes 47 seconds west, 162.10 feet to a point in the centerline of the Green Brook, said centerline being the dividing line between the Borough of Watchung and the Township of Berkeley Heights; thence,

3.	Continuing along said common lot line, south 59 degrees 39 minutes 47 seconds west, 168.56 feet to a point; thence,

4.	Along an easterly line of a Public Service Electric and Gas right-of-way, north 00 degrees 57 minutes 07 seconds east, 275.72 feet to a point in said centerline of the Green Brook; thence,

5.	Continuing along said easterly right-of-way line, north 00 degrees 57 minutes 07 seconds east, 101.77 feet to a point; thence,

6.	Leaving said easterly right-of-way line, north 88 degrees 10 minutes 39 seconds east, 94.44 feet to a point on a curve in said southerly sideline of Plainfield Avenue; thence,

7.	Along said southerly sideline in an easterly direction, and along a curve to the left having a radius of 575.00 feet, a central angle of 15 degrees 06 minutes 48 seconds, an arc length of 151.67 feet and a chord bearing south 72 degrees 15 minutes 32 seconds east, a chord distance of 151.23 feet to a point of tangency; thence,

8.	Along the same, south 79 degrees 48 minutes 56 seconds east, 26.41 feet to a point of curvature; thence,

9.	Along the same and along a curve to the right having a radius of 365.00 feet, a central angle of 14 degrees 27 minutes 55 seconds, an arc length of 92.15 feet and a chord bearing south 72 degrees 34 minutes 57 seconds east, a chord distance of 91.91 feet to the point and place of beginning.

Containing a total area of 1.979 acres of which 1.534 acres are contained within said Lot 2 and 0.445 acres are contained within said Lot 4.

Subject to all easements of record.

EXHIBIT B

RENTAL PLAN
(SHOWING DEMISED PREMISES)

B-1

EXHIBIT C-1

PLANS AND SPECIFICATIONS

C-1-1

EXHIBIT C-2

CONNELL CORPORATE CENTER III
Berkeley Heights, New Jersey

TENANT WORKLETTER

The Connell Company (subject to Section 10.04 of the Lease, “Landlord”) and Tenant are simultaneously executing a lease of the space mentioned therein (the “Demised Premises”). To induce Tenant to enter into the Lease (which is hereby incorporated by reference to the extent that the provisions of this agreement apply thereto) and in consideration of the covenants hereinafter contained, Landlord and Tenant mutually agrees as follows:

1.	All terms defined in the Lease shall have the same meaning when used herein. The term “Usable Square Feet” shall refer to the square footage of the floor of the Demised Premises computed by measuring the area enclosed by: the finished surface of the office side of corridor and other permanent walls; the dominant portion or a major vertical penetration; and the center of partitions that separate the area being measured from adjoining office areas, store areas and/or Building Common Areas. No deductions shall be made for columns and projections necessary to the Building, and the above computation shall be made as if alcoves, recessed entrances or similar deviations from the corridor line were not present.

2.	Landlord shall provide Tenant an allowance (the “Tenant Work Allowance”) up to $23.00 per Rentable Square Foot (of which up to 10% may be allocated by Tenant to “soft costs”) against the total cost of Tenant Work requested by Tenant in the Building (it being understood that Tenant shall be responsible for its own costs incurred for the Architect, which costs shall not be subject to the Tenant Work Allowance). In the event that the total cost of Tenant Work exceeds $23.00 per Rentable Square Foot, Landlord shall invoice Tenant for the difference, and Tenant shall pay such amount to Landlord within 30 days of receipt of such invoice.

3.	Tenant shall cause to be prepared to the extent required: (i) all interior design drawings, layouts and material specifications for the Demised Premises; (ii) an estimate of the total cost of Tenant Work; (iii) all working, finished, detailed construction drawings and specifications for the Tenant Work and any revisions thereto, all to be satisfactory to Tenant and in compliance with all applicable building codes and all other applicable laws and regulations. A copy of the foregoing shall be submitted to Landlord for general review and consent (which consent will not be unreasonably withheld), but Tenant shall remain responsible for compliance with all applicable building codes and any other applicable laws and regulations. All Tenant Work will be completed in accordance with these approved drawings and specifications and all such work will be in accordance with applicable building codes and any other applicable laws and regulations. At the request of Landlord, Tenant shall (i) furnish, in writing, Landlord with both the estimate and actual cost of the Tenant Work and the various components thereof, and (ii) instruct the various contractors to furnish, in writing, such information to Landlord. Landlord shall obtain a minimum of three bids from qualified contractors prior to selecting the contractor to perform the work contemplated hereby. Notwithstanding anything contained in this Section 3, the parties understand that with respect to the Tenant Work contemplated in Section 3.01 of Lease, the construction thereof shall be carried out by Landlord as described in Section 3.01(c) of the Lease and the provisions of Section 3.01 of the Lease shall govern the preparation of such Tenant Work.

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4.	(a)	Subject to subparagraph (b) below and the other provisions hereof, Tenant shall have the right to perform its Tenant Work, provided that the Tenant uses a first-class union general contractor. Said contractor must use the initial Building subcontractors for each of the mechanical, electrical and sprinkler work so as to maintain the integrity of said systems.

(b)	Tenant will obtain all permits and arrange for all inspections required for occupancy, in connection with all Tenant Work. The cost of all such permits and inspections shall be included in determining the cost of Tenant Work.

(c)	Notwithstanding anything contained in this Section 4, the parties understand that with respect to the Tenant Work contemplated in Section 3.01 of Lease, the construction thereof shall be carried out by Landlord as described in Section 3.01(c) of the Lease.

5.	The Building shall be made available by Landlord, as is, for Tenant Work with the following improvements as part of the base building construction contract. The cost of any changes required by Tenant in said improvements shall be a portion of the cost of Tenant Work.

a.	Electric Load/Wattage:

(i)	The Building is designed for a capacity of 2.5 watts per usable square foot for lights and 4 watts per usable square foot for business machines.

(ii)	Tenant will be responsible for construction and obtaining all necessary approval for all special wiring and power distribution for Tenant’s equipment including but not limited to computer equipment and separate air conditioning related thereto.

b.	Floor Decking:

Robertson Under-Floor Duct Systems for electrical and telephone/computers with presets at one per 6.25 square feet is provided in all Tenant areas.

c.	Window Coverings:

The Building is supplied with installed thin line blinds on all exterior windows. Tenant shall not remove these blinds.

d.	Sprinklers:

Star unspoiler sprinkler heads are provided in all Tenant areas in accordance with Code.

e.	Heating, Ventilating and Air Conditioning:

The Building design provides sufficient capacity to maintain the following conditions in all occupied areas: Indoor summer temperature of 75 degrees F.D.B., at an outside temperature of 94 degrees F.D.B.; Indoor winter temperatures of 72 degrees F.D.B. at outside temperature of 10 degrees F.D.B. Any special or supplemental exhaust or air conditioning required due to Tenant’s equipment will be installed only at Tenant’s expense and subject to the prior written approval of the Landlord.

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6.	The Tenant’s interior design shall provide for at least the following Landlord minimum standards for Tenant Work:

a.	Partitions:

(i)	Interior partitions – Such partitions shall be 3 5/8 inch metal studs @ 24 inches o.c. with 1/2 inch gypsum wall board on each side, ceiling height.

(ii)	Demising partitions – Such partitions shall be 3 5/8 inch metal studs @ 16 inches o.c. with sound-deadening insulation and 1/2 inch gypsum wallboard.

b.	Doors:

All doors are to be set in 16 ga hollow metal frames.

(i)	Tenant interior doors to be solid core, flush, birch stain grade.

(ii)	Suite entry door(s) to be solid core, wood flush, stain grade veneer and/or glass entrance doors. The number of doors will be in accordance with Code.

c.	Door Hardware:

All hardware shall be Schlage or equal. Locksets shall be keyed with the Building master system.

d.	Flooring:

Carpeting shall be an 18” x 18” module over the trench headers in areas not requiring tile, due to the Building’s Robertson Under-Floor Duct System. Carpet in balance of space may be at Tenant’s option.

e.	Painting:

(i)	Walls – two coats of paint.

(ii)	Doors and Frames – two coats of paint.

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EXHIBIT D

CONNELL CORPORATE CENTER III

Rules and Regulations

1.      Landlord reserves the right to control and operate the Common Area.

2.      Tenant shall not obstruct the entrances, exits, corridors, elevators and stairways of the Building and Tenant shall not use or permit their use for any purpose other than ingress to or egress from the Demised Premises. Fire exits are for emergency use only.

3.      Landlord may, from time to time, adopt appropriate procedures for the security or safety of the Building and Tenant shall comply with such procedures. Landlord may refuse admission to the Building to any person not properly identified, or to any person whose presence, in Landlord’s judgment, would be prejudicial to the safety, character, reputation and interests of the Building or its tenants. Landlord may limit or restrict access to the Building outside Business Hours (as herein defined) and Tenant shall comply with such off-hours procedures as Landlord may establish. Landlord shall in no way be liable to any Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Building or the Demised Premises.

4.      Tenant shall not install awnings, shades or other coverings on or in any window of the Building or on any terrace. Tenant shall use only such window blinds as Landlord has supplied and Tenant shall not remove them. Tenant shall cooperate with Landlord in the efficient operation of the Building’s air conditioning system by lowering the window blinds in the Demised Premises, as required. Tenant shall keep window sills in the Demised Premises in a neat and orderly appearance and shall not hang items from the ceilings so as to be visible from the exterior of the Building.

5.      The Building “Business Hours” (hereinafter so called), excluding the cafeteria, shall be 8 AM to 6 PM on all days except weekends and Holidays. The following days shall be considered Building Holidays:

New Year’s Day
Presidents’ Day
Memorial Day
Fourth of July
Labor Day
Thanksgiving Day
Day after Thanksgiving
Christmas Day

Landlord reserves the right to modify the list of Building Holidays.

Landlord shall not furnish janitorial and other services on Building Holidays. At Tenant’s request, Landlord shall provide such services on Building Holidays at Tenant’s sole expense.

6.      During Business Hours, Landlord shall provide, at Landlord’s expense and as part of the Rent, electricity for Tenant’s HVAC and Common Area usage. On weekends and Holidays, the Building will be heated or cooled for Tenant only upon special request of Tenant. If Tenant requires electricity for HVAC or Common Area usage outside Business Hours or on weekends or Holidays, Landlord shall furnish same at Tenant’s request and at Tenant’s expense as follows. Each hour or fraction thereof shall be charged to Tenant at the rate of seventy-five dollars ($75.00) per hour for Tenant premises of 40,000 square feet or less and an additional seventy-five dollars ($75.00) per hour for each additional 40,000 rentable square feet or fraction thereof, with a minimum charge of four (4) hours. Tenant shall pay such charges to Landlord monthly together with Rent. The hourly rate may be adjusted if the utility’s charge to Landlord is increased. If Tenant does not notify Landlord prior to its usage of electricity as set forth in this paragraph, Landlord shall estimate Tenant’s usage and shall charge Tenant accordingly.

7.      Tenant shall not use or permit the use of hand trucks in the Common Area unless they are equipped with rubber tires and side guards.

8.      The entrance doors to the Demised Premises shall not be left open at any time and shall be locked when Tenant is not in the Demised Premises.

9.      Tenant shall not make or permit to be made any noise, including the playing of musical instruments, radio or television, which in the Landlord’s judgment may disturb other tenants. Tenant shall not bring into or keep in the Demised Premises anything which may impair or interfere with any of the Building services, heating or cleaning of the Building, including, without limitation, ventilating, air conditioning, electrical or other equipment. Tenant shall not bring any dangerous, inflammable, combustible or explosive objects or materials into the Building or any Common Area.

10.      Tenant shall not permit any cooking on the Demised Premises.

11.      Tenant shall not discharge or permit any acids, vapors or other materials to be discharged into the waste lines, vents or flues of the Building. Tenant shall not use the water, wash closets and other plumbing fixtures in or servicing the Demised Premises for any purpose other than for which they were designed and constructed nor shall Tenant deposit any sweepings, rubbish, rags, acids or other foreign substances therein. Tenant shall be liable for any damage resulting from negligence or misuse by Tenant, its agents, employees, servants, permitted subtenants and assignees, contractors or subcontractors, visitors or licensees.

12.      Tenant may not install or maintain any sign, advertisement or notice in or at the Real Estate or visible from the outside of the Real Estate without the prior written consent of the Landlord. If Tenant installs such sign, advertisement or notice, Landlord may remove same at Tenant’s expense. Tenant may identify its business name by lettering on the entrance door to the Demised Premises pursuant to the terms of the Lease. Tenant may display its name, location and such reasonable number of the principal officers and employees of Tenant as Landlord in its sole discretion may approve in the Building directory provided by Landlord in the first-floor Lobby of the Building.

13.      The Real Estate is zoned for office and research use only, pursuant to the zoning ordinances of the Township of Berkeley Heights, although Tenant is only authorized to use the premises for office use. Neither the Demised Premises, nor the Common Areas referred to in Paragraph 2.04 hereof shall be used by Tenant, any affiliates thereof or any of their respective employees, representatives, agents or servants, at any time, as a store, restaurant, shoe-shine or other stand, or for manufacturing or other similar purposes or otherwise in any manner prohibited by such zoning ordinances.

14.      Tenant’s requirements will be attended to upon application at Landlord’s offices. Landlord’s employees shall not perform any work or do anything outside their regular duties for Tenant unless under special instructions from Landlord’s office and at the expense of Tenant.

15.      Tenant shall be responsible for providing electricity and other utility services (excluding HVAC) for Landlord’s agents, employees, representatives, servants or contractors who are performing janitorial and cleaning services or repairs or alterations to the Demised Premises.

16.      Tenant’s employees, representatives, agents or servants shall not loiter in and around the Parking Area, halls, stairways, elevators, entrances, roof or any other part of the Building or Common Areas.

17.      Landlord shall provide periodic extermination services throughout the Building, and Tenant shall provide Landlord with access to the Demised Premises during Business Hours upon reasonable prior notice for the purpose of performing such services. If, in the sole opinion of the Landlord additional extermination is required in the Demised Premises, Landlord shall arrange for exterminators, at Tenant’s expense.

18.      Landlord shall provide, at its expense, those cleaning services set forth in the Building Janitorial Specifications during weekdays (excluding Holidays) between the hours of 6 PM and 11 PM. Upon Tenant’s request, Landlord shall provide cleaning services on weekends, Holidays or at other hours, at Tenant’s sole expense.

19.      Tenant shall not in any way deface any part of the Building or the Demised Premises. Tenant shall not install linoleum or other similar floor covering without affixing an interlining of builder’s deadening felt to the floor by paste or other water soluble material; the use of cement or similar adhesive is expressly prohibited. Tenant shall not place equipment, desks, files or other heavy objects on any trench header in the floor in the Demised Premises.

20.      Tenant shall not place any additional locks or bolts on the doors of the Demised Premises nor shall Tenant change or replace any existing locks. Upon Tenant’s request, new locks will be installed or changed by Landlord at Tenant’s expense; any new locks will remain operable by Landlord’s Master Key. Upon termination of the tenancy, Tenant shall deliver to Landlord all keys to the Demised Premises and Building which Landlord has furnished to Tenant. In the event of loss, Tenant shall pay to Landlord the cost of replacing the keys.

21.      Canvassing, peddling, soliciting and distributing handbills or other written materials are prohibited in the Building.

22.      Landlord may designate certain places in the Parking Area for visitor, reserved, handicapped or emergency parking.

23.      Landlord may create paths, walks or other means of cross access through the Real Estate to other properties of the Landlord.

24.      Tenant, its employees, agents or servants, shall not conduct itself in any manner inconsistent with the character of the Building or which will impair the comfort and convenience of other tenants in the Building.

EXHIBIT E

BUILDING JANITORIAL SPECIFICATIONS

TENANT OFFICE AREAS

Daily:	(Monday through Friday, HOLIDAYS excepted)

	1.	Remove all trash to designated area.

	2.	Spot clean glass areas to remove soil and smudges.

	3.	Clean drinking fountains.

	4.	Dust mop or vacuum uncarpeted areas using a large treated dust mop.

	5.	Remove fingermarks and smudges from doors and wall surfaces.

	6.	Vacuum all carpeted areas using beater bar or brush vacuum cleaner. All carpeted areas policed and all surface debris removed.

	7.	Dust exposed areas within hand reach with treated cloths.

	8.	Damp mop floor and wash counters in kitchenettes.

	9.	Replace trash bags in garbage cans.

Weekly:

	1.	Spot clean walls, carpeting, partitions, fixtures, and doors.

Monthly:

	1.	Wipe wastepaper baskets to remove evident soil.

Quarterly:

	1.	Dust all areas above hand-high reach with treated cloths, excluding ceilings and light fixtures.

	2.	Vacuum all air supply and exhaust diffusers.

Every Six Months:

	1.	Dust all blinds.

	2.	Wash all exterior windows, inside and outside.

E-1

Overall:

Tenants requiring services in excess of or more frequently than those described above or services on Holidays, weekends, or before or after the building’s Business Hours shall request same through Landlord. All such services shall be provided at Tenant’s expense.

Lavatories

Sweep and wash all lavatory floors with disinfectant nightly.

Clean mirrors, shelves, brightwork, and plumbing work nightly.

Wash and disinfect basins, bowls and urinals daily.

Empty and clean waste receptacles and fill wash dispensers with appropriate tissues, towels and soap nightly. Sanitary napkin receptacles emptied, cleaned and disinfected.

Wash and disinfect tile walls and dividing partitions weekly.

Janitorial Closets and Storage Areas

Clean and store Mops.

Clean sinks and drains free of mop strings and other debris.

Turn off lights and close and lock doors.

Clean equipment.

Main Lobby, Atrium Areas, Elevators, and Corridors

Wipe and wash all floors in main lobby nightly.

Wipe walls and vacuum elevator floor nightly.

Sweep and/or vacuum all hallway corridors stairwells, landings and handrails daily.

Remove fingermarks and smudges from doors, glass, and wall surfaces nightly.

Shampoo carpeting in public lobbies and corridors monthly and spot clean nightly to remove stains.

Clean compactor room nightly.

Wash walls in corridors and lobbies not reached in general cleaning annually.

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EXHIBIT F

FORM OF LETTER OF CREDIT

Effective Date: ____________ L/C No.:

Beneficiary: The Connell Company One Connell Drive Berkeley Heights, New Jersey 07922	Amount: USD $______________

We hereby establish this Irrevocable Letter of Credit No. _________ for U.S. Dollars ____________, in your favor as Beneficiary for the account of Authentidate Holding Corp. [insert address of Authentidate] (“Authentidate”). Please be advised that this Letter of Credit supports Authentidate’s obligations under the Lease Agreement dated as of July 5, 2005 (as may be amended from time to time, the “Lease”) between The Connell Company, as Landlord, and Authentidate, as Tenant. This Letter of Credit will have a stated expiration date of [insert date which is one year from the Effective Date], subject to the automatic extension as provided below.

The funds under this Letter of Credit are available to Beneficiary from time to time up to the available amount as provided in this Letter of Credit (less any drawings hereunder) against presentation of your draft at sight drawn on [insert name of issuing bank] when accompanied by the following document:

Beneficiary’s written, signed and dated statement, signed by one of its purported authorized signatories, reading as follows:

“The undersigned being duly authorized to make this statement does hereby state that we are drawing USD…….under Irrevocable Letter of Credit No. _______ because Authentidate Holding Corp. is in default under the terms of the Lease Agreement dated as of July 5, 2005 (as amended as of the date hereof) between The Connell Company, as Landlord, and Authentidate Holding Corp., as Tenant (the “Lease”); any period for the cure of such default under the Lease having expired; and the amount being drawn represents but does not exceed the amount due and owing under the Lease.”

You may draw hereunder for the full available amount, or for lesser amounts from time to time, as you may determine.

The expiration date of this Letter of Credit shall be automatically extended for an additional period of one year from the present or each future expiration date, unless at least 30 days prior to such date the Beneficiary receives from us notice in writing by registered mail or hand delivery at the above address, that we elect not to renew this Letter of Credit for such additional period. If the expiration date of this Letter of Credit is extended as provided above, the amount available under this Letter of Credit during such one year period covered by such extension shall equal the amount available immediately prior to such extension. Upon Beneficiary’s receipt of such notice of non-extension, Beneficiary may (within the then applicable expiration date) draw hereunder by presentation to us of your draft, drawn at sight, for an amount not to exceed the balance remaining under this Letter of Credit, accompanied by Beneficiary’s written, signed and dated statement, signed by one of its purported authorized signatories, reading as follows:

“The undersigned being duly authorized to make this statement does hereby state that we are drawing USD……..under Irrevocable Letter of Credit No. ______ because we have received notice from [insert name of issuing bank] of its decision not to extend Letter of Credit Number ____ for an additional year.”

This Letter of Credit may be transferred by The Connell Company (or its successors or assigns) provided that a transfer form, in the form attached hereto, is provided to [insert name of issuing bank].

All correspondence and any drawings presented in connection with this Letter of Credit must only be presented to us at [insert name and address of issuing bank].

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if drawn and presented for payment as indicated above on or before the expiration date of [insert date one year from Effective Date] or any automatically extended expiration date as provided herein above.

This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500.

Yours Truly,

[NAME OF ISSUING BANK]

____________________________ Authorized Signature

Transfer form

[Date]

[Insert name and address of issuing bank]

Re:	Letter of Credit No. ______________
Issued by: [name of issuing bank]

Ladies and Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

[name of transferee]

[address]

all rights of the undersigned beneficiary to draw under the above Letter of Credit in its entirety.

By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised direct to the transferee without necessity of any consent of or notice to the undersigned beneficiary.

The original of such Letter of Credit is returned herewith, and we ask you to endorse the transfer on the reverse hereof, and forward it direct to the transferee with your customary notice of transfer.

very truly yours

________________________
signature of beneficiary

SCHEDULE I

ENTITIES WITH EXPANSION RIGHTS TO ADDITIONAL FIFTH FLOOR SPACE

None.